UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

DDR CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that DDR Corp. intends to release definitive copies of the proxy statement to security holders on or about March 29, 2013.

PRELIMINARY COPY

DDR CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of DDR Corp., an Ohio corporation, which we refer to as the company, will be held at the company’s corporate offices, 3333 Richmond Road, Beachwood, Ohio 44122, on May 14, 2013, at 9:00 a.m., local time, for the following purposes:

1. To elect the following eleven directors, each to serve until the next annual meeting of shareholders and until a successor has been duly elected and qualified: Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Rebecca L. Maccardini, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston and Barry A. Sholem;

2. To amend the company’s Second and Amended Restated Articles of Incorporation to increase the number of authorized common shares, par value $0.10 per share, from 500,000,000 to 600,000,000, which results in an increase in the total number of authorized shares of the company from 511,000,000 to 611,000,000;

3. To amend the company’s Amended and Restated Code of Regulations to permit the Board of Directors to amend the Code of Regulations in accordance with Ohio law;

4. To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent accountants for the company’s fiscal year ending December 31, 2013;

5. To approve, on an advisory basis, the compensation of the company’s named executive officers; and

6. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 19, 2013 will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope or vote their shares by telephone or over the Internet as described in the attached proxy statement.

By order of the Board of Directors,

DAVID E. WEISS
Secretary

Dated: March     , 2013

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2013

The Proxy Statement, Annual Report to Shareholders and Proxy Card are available free of charge at www.proxydocs.com/ddr.

Page
About the Meeting	1
Security Ownership of Certain Beneficial Owners and Management	4
Proposal One: Election of Directors	7
Nominees for Election at the Annual Meeting	8
Certain Transactions	11
Corporate Governance	13
Codes of Ethics	13
Reporting and Non-Retaliation Policy	13
Independent Directors	14
Board Leadership Structure and Risk Oversight	14
Meetings of Non-Management and Independent Directors	15
Committees and Meetings of Our Board	15
Director Qualifications and Review of Director Nominees	17
Audit Committee Report	18
Executive Compensation	19
Compensation Discussion and Analysis	19
Compensation Committee Report	36
Compensation Committee Interlocks and Insider Participation	37
Compensation-Related Risk Analysis	37
Executive Compensation Tables and Related Disclosure	38
Compensation of Directors	52
Certain Transactions	55
Review, Approval or Ratification of Transactions with Related Persons	55
Section 16(a) Beneficial Ownership Reporting Compliance	55
Proposal Two: Approval of an Amendment to the Company’s Second and Amended Restated Articles of Incorporation to Increase the Number of Authorized Common Shares from 500,000,000 to 600,000,000, which Results in an Increase in the Total Number of Authorized Shares of the Company from 511,000,000 to 611,000,000	56
Proposal Three: Approval of an Amendment to the Company’s Amended and Restated Code of Regulations to Permit the Board of Directors to Amend the Code of Regulations in Accordance with Ohio Law	58
Proposal Four: Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Accountants for Our Fiscal Year Ending December 31, 2013	59
Proposal Five: Shareholder Advisory Vote To Approve the Compensation of the Company’s Named Executive Officers	61
2012 Executive Compensation Program	61
Shareholder Proposals for 2014 Annual Meeting	62
Householding	62
Other Matters	62

i

DDR CORP.

PROXY STATEMENT

ABOUT THE MEETING

Why did you send me this proxy statement?

DDR Corp., which is referred to as the “company,” “we,” “our” or “us,” sent you this proxy statement and the enclosed proxy card because our Board of Directors, which we refer to as our Board, is soliciting your proxy to vote at our 2013 Annual Meeting of Shareholders, which we refer to as the Annual Meeting. This proxy statement summarizes information you need to know in order to vote at the Annual Meeting. The Annual Meeting will be held at our corporate offices, 3333 Richmond Road, Beachwood, Ohio 44122, on May 14, 2013, at 9:00 a.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by telephone, over the Internet or by completing and mailing the enclosed proxy card.

We will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the accompanying proxy card on or about March     , 2013 to all shareholders entitled to vote. Shareholders who owned our common shares at the close of business on March 19, 2013, the record date for the Annual Meeting, are entitled to vote. On the record date, there were approximately                 common shares outstanding. We are also enclosing our 2012 Annual Report, which includes our financial statements, with this proxy statement.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $11,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

You are entitled to one vote for each of our common shares that you owned on the record date. The enclosed proxy card indicates the number of shares that you owned on the record date.

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary or by or on behalf of the shareholder giving such notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of directors is cumulative, the persons named in the enclosed proxy card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this proxy statement as possible.

How do I vote by proxy?

Shareholders may vote either by completing, properly signing and returning the accompanying proxy card via mail, by telephone or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your proxy card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign and return the proxy card but do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•

FOR the election of Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Rebecca L. Maccardini, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston and Barry A. Sholem, as directors;

•

FOR the approval of the amendment of the company’s Second and Amended Restated Articles of Incorporation to increase the number of authorized common shares, par value $0.10 per share, from 500,000,000 to 600,000,000, which results in an increase in the total number of authorized shares of the company from 511,000,000 to 611,000,000;

•	FOR the approval of the amendment of the company’s Amended and Restated Code of Regulations to permit the Board of Directors to amend the Code of Regulations in accordance with Ohio law;

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending December 31, 2013; and

•	FOR the approval, on an advisory basis, of the compensation of the company’s named executive officers;

Shareholders of record may vote by calling 1-800-652-8683 or over the Internet by accessing the following website: www.proxyvoting.com/ddr. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying proxy card. Those shareholders of record who choose to vote by telephone or over the Internet must do so by not later than 11:59 p.m., Eastern Time, on May 13, 2013.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy card from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., Eastern Time, on May 13, 2013.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her best judgment. As of the date of this proxy statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this proxy statement.

May I revoke my proxy?

You may revoke your proxy at any time before it is exercised by giving written notice to us at our principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, by submitting to us a duly executed proxy card bearing a later date or by giving notice to us in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Directors	To be elected, directors must receive a majority of the votes cast (i.e., the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval of an Amendment to the Company’s Second Amended and Restated Articles of Incorporation to increase the Number of Authorized Common Shares from 500,000,000 to 600,000,000, which results in an Increase in the Total Number of Authorized Shares of the Company from 511,000,000 to 611,000,000

Assuming a quorum is present at the Annual Meeting, the proposal to approve the amendment to our Second Amended and Restated Articles of Incorporation requires the affirmative vote of the holders of a majority of our outstanding common shares. Broker non-votes and abstentions will have the same effect as votes against this Proposal.
Proposal Three: Approval of an Amendment to the Company’s Amended and Restated Code of Regulations to Permit the Board of Directors to Amend the Code of Regulations in Accordance with Ohio Law	Assuming a quorum is present at the Annual Meeting, the proposal to approve the amendment to our Amended and Restated Code of Regulations requires the affirmative vote of the holders of a majority of our outstanding common shares. Broker non-votes and abstentions will have the same effect as votes against this Proposal.
Proposal Four: Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Accountants for Our Fiscal Year Ending December 31, 2013	Although our independent registered public accounting firm may be selected by the Audit Committee of our Board without shareholder approval, the Audit Committee will consider the affirmative vote of the holders of a majority of our common shares, having voting power present at the Annual Meeting in person or by proxy and entitled to vote on the proposal, to be a ratification by the shareholders of the selection of PricewaterhouseCoopers LLP as our independent accountants. Abstentions will have the same effect as a vote against this Proposal.
Proposal Five: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers	This vote is advisory only and therefore is not binding on us or our Board. However, the Board and Executive Compensation Committee of the Board will review the results of the vote and will consider the affirmative vote of the holders of a majority of our common shares, having voting power present at the Annual Meeting in person or by proxy and entitled to vote on the proposal, to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of this Proposal, but abstentions will have the same effect as a vote against this Proposal.

For shareholders who hold their common shares in “street name” through banks or brokerages and do not instruct their bank or broker how to vote, the bank or brokerage will not vote such shares for Proposals Two, Three or Five, resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 25, 2013, except as otherwise disclosed in the notes below, by (1) each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the Securities and Exchange Commission, or SEC, (2) our directors, (3) our named executive officers, and (4) our current executive officers and directors as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

	Amount and Nature of Beneficial Ownership of Common Shares		Percentage Ownership
More Than 5% Owners
The Otto Family	55,429,990	(1)	17.9%
Cohen & Steers, Inc.	30,109,359	(2)	9.7%
The Vanguard Group, Inc.	27,891,190	(3)	9.0%
Invesco Ltd.	21,019,930	(4)	6.8%
FMR LLC	20,934,639	(5)	6.8%
Vanguard Specialized Funds	16,106,152	(6)	5.2%
Directors and Management
Daniel B. Hurwitz	845,416	(7)(8)	*
Terrance R. Ahern	168,462	(8)(9)	*
James C. Boland	32,035	(9)	*
Thomas Finne	24,423		*
Paul W. Freddo	336,559	(10)	*
Robert H. Gidel	44,350	(11)	*
Volker Kraft	71,277		*
Victor B. MacFarlane	2,500	(8)(9)	*
Rebecca L. Maccardini	10,345		*
Craig Macnab	104,888	(8)(9)(12)	*
David J. Oakes	743,573	(8)(13)	*
Scott D. Roulston	10,189	(9)	*
Barry A. Sholem	90,950		*
Christa A. Vesy	111,894	(14)	*
John S. Kokinchak	104,413	(8)(15)	*
All Current Executive Officers and Directors as a Group (15 persons)	2,701,274		0.9%

*	Less than 1%

(1)	Information for common shares owned as of November 21, 2012, is based on a report on Schedule 13D/A filed with the SEC on November 21, 2012 by Alexander Otto and Katharina Otto-Bernstein (together, the “Otto Family”) and Dr. Michael Otto and Janina Otto, each an individual. According to the information provided in the report, Alexander Otto is the beneficial owner of 39,674,485 common shares. Alexander Otto has sole voting and sole dispositive power over each of these common shares. Also according to the report, Katharina Otto-Bernstein is the beneficial owner of 15,755,505 common shares. Katharina Otto-Bernstein has sole voting and sole dispositive power over each of these common shares. The address for these reporting persons is c/o Dennis O. Garris, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(2)

Information for common shares owned as of December 31, 2012, is based on a report on Schedule 13G/A filed with the SEC on February 14, 2013 by Cohen & Steers, Inc., a parent holding company, and related parties. The report indicates that Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, and that Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe S.A., which is also an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. According to the report, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 30,109,359 common shares and has sole voting power over 13,848,194 of these common shares. The report indicates that Cohen & Steers Capital Management, Inc. is the beneficial owner of, and has sole dispositive power over, 29,510,302 common shares and sole voting power over 13,552,903 of these common shares. The report indicates that Cohen & Steers Europe S.A. is the beneficial owner of, and has sole dispositive power over, 792,653 common shares and sole voting power over 488,887 of these common shares. The address for this reporting person is 280 Park Avenue, 10th Floor, New York, New York 10017.

(3)	Information for common shares owned as of December 31, 2012, is based on a report on Schedule 13G/A filed with the SEC on February 11, 2013 by The Vanguard Group, Inc. According to the information provided in the report, The Vanguard Group, Inc. is the beneficial owner of 27,891,190 common shares and has sole voting power over 530,274 common shares, shared voting power over 184,464 common shares, sole dispositive power over 27,493,672 common shares and shared dispositive power over 397,518 common shares. Pursuant to the instructions of Item 7 of Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting over 161,395 common shares as a result of it serving as investment manager of collective trust accounts. Also, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting over 605,002 common shares as a result of it serving as investment manager of Australian investment offerings. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)	Information for common shares owned as of December 31, 2012, is based on a report on Schedule 13G filed with the SEC on February 13, 2013 by Invesco Ltd. According to the information provided in the report, Invesco Ltd. is the beneficial owner of 21,019,930 common shares and has sole voting power over 17,307,587 common shares, shared voting power of 218,286 common shares, sole dispositive power over 20,862,484 common shares and shared dispositive power over 157,446 common shares. The address for this reporting person is 1555 Peachtree Street NE, Atlanta, Georgia 30309.

(5)

Information for common shares owned as of December 31, 2012, is based on a report on Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC, a parent holding company, and Edward C. Johnson 3d, an individual. According to the report, FMR LLC is the beneficial owner of, and has sole dispositive power over, 20,934,639 common shares and has sole voting power over 299,850 of these common shares. According to the information provided in the report, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 5,793,167 common shares. In addition, according to the report, Edward C. Johnson 3d is the beneficial owner of, and has sole dispositive power over, 5,793,167 of these common shares. The report indicates that members of Mr. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. FMR LLC and Mr. Johnson each has sole dispositive power with respect to these 5,793,167 common shares. Also according to the report, Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 39 common shares. Also according to the report, Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 299,811 common shares. FMR LLC and Mr. Johnson each has sole dispositive power with respect to and sole voting power over the common shares beneficially owned by Pyramis Global Advisors, LLC. According to the information provided in the report, FIL Limited, a qualified institution under Rule 13d-1(b)(1)(ii) under the Exchange Act is the beneficial owner of 14,841,622 common shares. Partnerships controlled by Mr. Johnson’s family, or trusts for their benefit, own common shares of FIL Limited voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL Limited voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes that may be cast. FMR LLC and FIL Limited are separate and independent corporate entities and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL Limited disclaimed beneficial ownership in the report indicating that they believe that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 under the Exchange Act. FMR LLC reported that the filing was on a voluntary basis as if all of the common shares were beneficially owned by FMR LLC and FIL Limited on a joint basis. The address for this reporting person is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)	Information for common shares owned as of December 31, 2012, is based on a report on Schedule 13G/A filed with the SEC on February 14, 2013 by Vanguard Specialized Funds. According to the information provided in the report, Vanguard Specialized Funds is the beneficial owner of 16,106,152 common shares and has sole voting power over 16,106,152 common shares, sole dispositive power over no common shares and shared dispositive power over no common shares. The address for this reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Includes 204,394 common shares subject to options exercisable on or prior to April 26, 2013.

(8)	Does not include 122,404; 1,029; 1,029; 347; 279,846 and 4,448 stock units credited to the accounts of Messrs. Hurwitz, Ahern, MacFarlane, Macnab, Oakes and Kokinchak, respectively, with respect to restricted common shares that would have vested pursuant to their terms, and 92,436 stock units to be credited to the account of Mr. Oakes with respect to restricted common shares that have not yet vested, as a result of the election by such individuals to defer the vesting of restricted common shares pursuant to our equity deferred compensation plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(9)	Does not include 136,210; 1,491; 96,622; 19,828 and 24,095 stock units credited to the accounts of Messrs. Ahern, Boland, MacFarlane, Macnab and Roulston, respectively, pursuant to our directors’ deferred compensation plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(10)	Includes 63,356 common shares subject to options exercisable on or prior to April 26, 2013.

(11)	Includes 44,350 common shares owned by a partnership in which Mr. Gidel and his wife each has a one-half interest.

(12)	Includes 31,827 common shares as to which Mr. Macnab shares voting and dispositive power with his wife and are pledged as security by Mr. Macnab.

(13)	Includes 475,898 common shares subject to options exercisable on or prior to April 26, 2013.

(14)	Includes 26,801 common shares subject to options exercisable on or prior to April 26, 2013.

(15)	Beneficial ownership information for Mr. Kokinchak is provided as of December 31, 2012, his last date of service as an executive officer of the company, based on his Form 4 filing with the SEC on January 2, 2013, as well as the cancellation of unvested restricted stock awards with respect to 37,122 common shares.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the following eleven directors nominated herein to serve until the next annual meeting of shareholders and until a successor has been duly elected and qualified: Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Rebecca L. Maccardini, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston and Barry A. Sholem.

A majority vote standard applies in uncontested elections and a plurality vote standard applies in contested elections. An election is contested when the number of nominees for election as a director exceeds the number of directors to be elected. Under a majority vote standard, each vote is specifically counted “for” or “against” the director’s election and an affirmative majority of the total number of votes cast “for” or “against” a director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a director. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary or by or on behalf of the shareholder giving that notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect. If voting for the election of directors is cumulative, the persons named in the enclosed proxy card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees as possible.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), then our Board intends that proxies will be voted for the election of a substitute nominee designated by our Board as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

Name and Age	Principal Occupation	Period of Service as Director
Terrance R. Ahern 57	DDR Corp. Chairman of the Board and Co-Founder and Principal, The Townsend Group (institutional real estate consulting)	5/00-Present
James C. Boland 73	Former President and Chief Executive Officer of Cavs/Gund Arena Company and Former Vice Chairman of Cavaliers Operating Company, LLC	9/09-Present
Thomas Finne 54	Managing Director, KG CURA Vermögensverwaltung G.m.b.H. & Co. (commercial real estate company, Hamburg, Germany)	9/09-Present
Robert H. Gidel 61	Managing Member, Liberty Partners, LLC (real estate investments)	5/00-Present
Daniel B. Hurwitz 49	DDR Corp. Chief Executive Officer	5/02-5/04, 6/09-Present
Volker Kraft 40	Managing Director, ECE Real Estate Partners G.m.b.H. (commercial real estate company, Hamburg, Germany)	5/09-Present
Rebecca L. Maccardini 70	Principal, RMResources, LLC (retail real estate consulting firm)	9/11-Present
Victor B. MacFarlane 61	Managing Principal, Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)	5/02-Present
Craig Macnab 57	Chief Executive Officer, National Retail Properties, Inc. (real estate investment trust)	3/03-Present
Scott D. Roulston 55	Managing Director, MAI Wealth Advisors, LLC	5/04-Present
Barry A. Sholem 57	Partner, MSD Capital, L.P. (family investment office)	5/98-Present

Terrance R. Ahern is our Chairman of the Board and is a Co-Founder and Principal of The Townsend Group, an institutional real asset advisory firm formed in 1986. The Townsend Group consults or advises domestic and offshore public and private pension plans, endowments and foundations, sovereign wealth funds and multi-manager funds. Mr. Ahern is a past member of the Board of Directors of the Pension Real Estate Association, or PREA, and the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. Prior to founding The Townsend Group, Mr. Ahern was engaged in the private practice of law.

With his years of experience managing a firm whose core skill is analyzing real estate companies and real estate investment opportunities, Mr. Ahern brings valuable insight into the real estate markets in which we operate. In addition, through his past experience on the boards of some of the most influential organizations in the real estate industry, he has amassed an expansive knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

James C. Boland served as President and Chief Executive Officer of Cavs/Gund Arena Company, the Cleveland Cavaliers professional basketball team and Gund Arena, from January 1998 to January 2003 and Vice Chairman of the Cavaliers Operating Company, LLC (formerly known as Cavs/Gund Arena Company) from January 2003 to June 2007. Prior to his time with the Cavaliers, Mr. Boland was a partner of Ernst & Young LLP for 22 years serving in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm’s Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 until his retirement from the firm in 1998. Mr. Boland also has served as a Director of The Sherwin-

Williams Company, The Goodyear Tire & Rubber Company and Invacare Corporation. He is also Trustee of The Harvard Business School Club of Cleveland and Chairman of the Board of Jobs Ohio.

As a partner and member of the management committee of a major accounting firm for over 20 years, Mr. Boland has worked with hundreds of public and private companies and has a thorough understanding of complex accounting and auditing matters. Furthermore, his service on several public and private company boards of directors provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of risk assessment, corporate governance and executive compensation.

Thomas Finne is the Managing Director of KG CURA Vermögensverwaltung G.m.b.H. & Co., a commercial real estate company located in Hamburg, Germany, that manages assets in North America and Europe. Prior to joining KG CURA Vermögensverwaltung G.m.b.H. & Co. in 1992, Dr. Finne was responsible for controlling, budgeting, accounting and finance for Bernhard Schulte KG, a ship owner and ship manager located in Hamburg, Germany. He is currently serving as a Managing Director of C.J. VOGEL Aktiengesellschaft für Beteiligungen. Dr. Finne graduated with an undergraduate degree in business administration and received his doctorate from the International Tax Institute at the University of Hamburg.

Dr. Finne’s experience in international commercial real estate enables him to contribute an international perspective on the issues impacting a real estate company facing today’s challenges and opportunities. His service on the board of directors of several international real estate companies further provides him with business modeling experience and an appreciable awareness of the most effective and essential functions of a board of directors.

Robert H. Gidel has been the Managing Member of Liberty Partners, LLC, a company that invests in both private and publicly traded real estate and finance focused operating companies, since 1998. Mr. Gidel was President of Ginn Development Company, LLC, one of the largest privately held developers of resort communities and private clubs in the Southeast, from July 2007 until April 2009. Mr. Gidel was Chairman of the Board of Directors of LNR Property Holdings, a private multi-asset real estate company, from 2005 until 2007. Until January 2007, he was a member of the Board of Directors and lead director of Global Signal Inc., a real estate investment trust, which we refer to as a REIT. He has been a trustee of Fortress Registered Investment Trust and a director of Fortress Investment Fund II, LLC from 1999 to 2012, both of which are registered investment companies. From 1998 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds I, II, III, IV and V. Mr. Gidel was also a member of the Board of Directors of U.S. Restaurant Properties, Inc. until 2005 and a member of the Board of Directors of American Industrial Properties REIT until 2001. Since 2012, Mr. Gidel also has served on the board of Nationstar Mortgage Holdings, Inc.

Through his leadership of two public REITs and five private REITs, as well as his service on the board of directors of several public REITs, Mr. Gidel provides our Board with extensive knowledge of the real estate industry, the development and implementation of corporate strategies, risk assessment, corporate finance and governance matters. His experience as a senior manager of several real estate companies enables him to make significant contributions to our Board.

Daniel B. Hurwitz is Chief Executive Officer of DDR, a position he assumed on January 1, 2010. Mr. Hurwitz served as President of the company from January 1, 2010 through December 31, 2012, at which time the position was transitioned to David J. Oakes. He had served as President & Chief Operating Officer of the company from May 2007 through December 2009, as Senior Executive Vice President and Chief Investment Officer from May 2005 to May 2007, and as Executive Vice President of Leasing & Development from June 1999 through April 2005. Mr. Hurwitz joined the Board in June 2009, and previously served on the Board from May 2002 to May 2004. Prior to joining the company, Mr. Hurwitz served as Senior Vice President and Director of Real Estate and Corporate Development for Boscov’s Department Store, Inc. Prior to Boscov’s, Mr. Hurwitz served as Development Director for the Shopco Group, a New York City-based developer and acquirer of regional and super regional shopping malls. Mr. Hurwitz is a graduate of Colgate University and the Wharton School of Business Management Program at the University of Pennsylvania. He is a frequent speaker at real estate industry functions, including the International Council of Shopping Centers (ICSC), Urban Land Institute (ULI), and National Association of Real Estate Investment Trusts (NAREIT). Additionally, Mr. Hurwitz is a regular guest on CNBC.

Professionally, Mr. Hurwitz is a member of the Sonae Sierra Brasil board of directors, a member of ICSC, a member of the ICSC Board of Trustees Executive Committee and a member of the ICSC Political Action and Government Relations Committees. He is also a member of the NAREIT Board of Governors, as well as the NAREIT Audit and Investment Committee. Mr. Hurwitz has been named to Institutional Investor magazine’s 2013 All-America Executive Team, voted on by the sell-side analyst community as the Best CEO in the REIT sector. Additionally, Mr. Hurwitz is a member of the Colgate University Board of Trustees, a member of the Board of Trustees of Hawken School, Chairman of the Leadership Council for the Neurological Institute at the Cleveland Clinic, a member of the Board of Directors of the Rock and Roll Hall of Fame, and a member of the Visiting Committee of the Weatherhead School of Management at Case Western Reserve University.

During his more than 13 years of service to the company and as our Chief Executive Officer, Mr. Hurwitz has gained a comprehensive knowledge of the critical internal and external challenges facing the company and the real estate industry as a whole. His leadership within the company, his prior experience as a member of senior management of companies in the retail industry and his prior role as a member of the Board of Trustees of CubeSmart, for which he served as a member of the audit committee and chairman of the executive compensation committee, make him an invaluable member of our Board. Mr. Hurwitz is also very active in many cultural, charitable and academic institutions, which provide an important diversity of perspective and link between our Board, the company and the community.

Volker Kraft is a Managing Director of ECE Real Estate Partners G.m.b.H., the institutional real estate fund management platform of ECE Projektmanagement G.m.b.H. & Co. KG, a fully integrated international developer, owner and manager of shopping centers based in Hamburg, Germany. Prior to joining ECE in 2008, Dr. Kraft was a Director of Allianz Capital Partners G.m.b.H., a private equity firm located in Munich, Germany, where he was a member of the management team and the internal investment committee since 2001. During that time, Dr. Kraft served as a member of the Advisory Board and Shareholders’ Committee of Bartec G.m.b.H., Bad Mergentheim, an electronic components company, and as a member of the Supervisory Board of Scandlines AG, Rostock, a ferry services company.

As a member of the board of directors of a major international retail real estate developer and as a manager of a leading German private equity company, Dr. Kraft brings to our Board the knowledge of the retail real estate industry on a global basis, corporate finance, funds management, corporate transactions and strategic planning. In addition, as a member of the supervisory boards of several international companies in various industries, Dr. Kraft contributes to our Board by drawing upon his extensive experience with corporate governance, leadership and risk management.

Victor B. MacFarlane is Managing Principal, Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has more than 30 years of real estate experience. He sits on the Board of Directors of each of the Robert Toigo Foundation, the Real Estate Executive Council and the Initiative for a Competitive Inner City. He also serves on the Board of Advisors for UCLA School of Law and the board facilities committee of Stanford Hospital & Clinics. He is a member and trustee of ULI; a member and former director of the PREA; and a member of ICSC, the Chief Executives Organization and the World Presidents’ Organization.

Mr. MacFarlane brings to our Board over two decades of experience as a chief executive officer of a real estate advisory firm and over 30 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the company and our corporate strategy.

Rebecca L. Maccardini is the Principal of RMResources, LLC, a retail real estate consulting firm that she has owned and operated since 2000. Ms. Maccardini previously held a variety of executive positions at The Forbes Company, a privately held retail real estate development and management firm, where she was employed for over 20 years. Throughout her professional career, Ms. Maccardini has been a member of ICSC and has held a number of leadership positions with ICSC including Chairperson of the organization, Trustee, Chairperson of the ICSC Conference on Open-Air Centers in 2010, and a member of the 2011 ICSC Fusion Conference Planning Committee. Ms. Maccardini is currently a permanent non-voting Trustee of ICSC.

Ms. Maccardini contributes to our Board over 35 years of experience in the shopping center industry. Her experience consulting with retail real estate firms regarding property redevelopment, center development and positioning strategies, consumer marketing strategies, operational and systems evaluation, communication effectiveness and corporate branding provides our Board with valuable pertinent insight on the dynamics of the retail real estate industry, particularly open air retail centers.

Craig Macnab has served as the Chief Executive Officer and a Director of National Retail Properties, Inc., a publicly traded REIT, since February 2004 and as Chairman of the Board since February 2008. Mr. Macnab was the Chief Executive Officer, President and a Director of JDN Realty Corporation from 2000 to 2003, when we acquired JDN Realty Corporation. Mr. Macnab is currently a director of the Cadillac Fairview Corporation in Toronto, which owns commercial real estate throughout North America. Mr. Macnab was a director of Per-Se Technologies, Inc., now McKesson Corporation, from 2002 to 2007. He was also a Director of Eclipsys Corporation, a provider of clinical and financial software to the healthcare industry, prior to its merger with Allscripts in 2010. Mr. Macnab is a member of the Board of Governors of NAREIT.

As the current chief executive officer and director of a public company, as well as the former president, chief executive officer and director of a publicly held developer, owner and manager of shopping centers, Mr. Macnab has direct experience with the significant managerial matters arising from the business and financial issues pertaining to the company, particularly in the areas of corporate finance, capital markets and strategic planning. His current and former service on the board of directors of several public companies has provided him with a comprehensive understanding of corporate governance issues facing a public company and its board of directors.

Scott D. Roulston is Managing Director of MAI Wealth Advisors, LLC (MAI). MAI is a privately held, independent investment advisor registered with the Securities and Exchange Commission. Prior to MAI, he was Managing Director at Burdette Asset Management, a private equity fund manager, and Burdette Capital Management, from 2011 to January 2013. He also is Managing Partner of High Road Partners. From 1990 to 2010, he was Chief Executive Officer of Roulston & Company, a firm that provided investment research and management, and its successor firm, Fairport Asset Management. He is Director and President of Bluecoats, Inc., a Director of Policy Bridge, and a Director of the Conservancy for Cuyahoga Valley National Park. He is a former director of Defiance, Inc. where he served as chair of the Compensation Committee and member of the Audit Committee. He has also served on the advisory boards for Charles Schwab Institutional and TIAA-CREF, and the Weatherhead School of Management at Case Western Reserve University. Mr. Roulston is a graduate of Dartmouth College.

In addition to his past experience on the board of directors of both public and private companies, including on the audit committee of a public company, Mr. Roulston contributes his insights as a leader of an asset management and private equity company. This experience has provided him with extensive knowledge of the issues involved with the review and analysis of financial statements, as well as capital markets and the development and implementation of corporate strategy.

Barry A. Sholem became a partner of MSD Capital, L.P., the family office of Michael and Susan Dell, and head of its real estate group in July 2004. From 1995 until August 2000, Mr. Sholem was Chairman of DLJ Real Estate Capital Partners, a $2 billion real estate fund that he co-founded and that invested in a broad range of real estate-related assets, and a managing director at Credit Suisse First Boston. Prior to forming DLJ Real Estate Capital Partners, Mr. Sholem spent ten years at Goldman Sachs in its New York and Los Angeles offices. Mr. Sholem is currently active in ULI (CRC Silver Council), ICSC, the University of California, Berkeley Real Estate Advisory Board and the Business Roundtable.

Years of experience leading the real estate groups of investment firms gives Mr. Sholem a unique perspective on the business and operations of the company. In addition, he brings a broad understanding of the social and political issues facing the company through his involvement with ULI and ICSC.

Certain Transactions

On February 23, 2009, we entered into a stock purchase agreement with Mr. Alexander Otto, which we refer to as the Otto Stock Purchase Agreement. Pursuant to the Otto Stock Purchase Agreement, we issued and sold

30,000,000 common shares, which we refer to as the Purchased Shares, and issued warrants to purchase an additional 10,000,000 common shares at an exercise price of $6.00 per share to Mr. Otto and certain members of his family, whom we collectively refer to as the Otto Family. On March 18, 2011, the Otto Family members exercised all of the warrants and purchased 10,000,000 common shares of the company.

In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in us. In accordance with the investor rights agreement, Dr. Kraft and Dr. Finne have been nominated and elected to our Board annually since 2009. During such time as the Otto Family beneficially owns 17.5% or more of our outstanding common shares, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board at each annual election of directors. Dr. Kraft and Dr. Finne are Mr. Otto’s current nominees pursuant to the investor rights agreement.

Our Board Recommends That Shareholders Vote FOR the Election of Each of the Director Nominees.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines that guide our Board in the performance of its responsibilities to serve the best interests of the company and our shareholders. Our Corporate Governance Guidelines are posted on our website, www.ddr.com, under “Corporate Governance” in the “Investor Relations” section. Our Board reviews the Corporate Governance Guidelines periodically but not less frequently than annually.

Codes of Ethics

Code of Ethics for Senior Financial Officers.    We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the company, including the chief executive officer, chief financial officer, controllers, treasurer, and chief internal auditor, which we collectively refer to as our senior financial officers. This code requires our senior financial officers:

•	to act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;

•

to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•

to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;

•	to not use for personal advantage confidential information acquired in the course of their employment;

•	to proactively promote ethical behavior among peers and subordinates in the workplace; and

•	to promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K as required by applicable rule or regulation. This code is posted on our website, www.ddr.com, under “Corporate Governance” in the “Investor Relations” section.

Code of Business Conduct and Ethics.    We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and directors. This code governs the actions and working relationships of our employees, officers and directors with current and potential tenants, fellow employees, competitors, vendors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom we have or may have contact. Only our Board or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an executive officer or director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K as required by applicable rule or regulation. The company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.ddr.com, under “Corporate Governance” in the “Investor Relations” section.

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, David E. Weiss, our Audit Committee Chairman, Scott D. Roulston, or to Global Compliance Services, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chairman to determine if the report can be sustained or has merit. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate Compliance Officer and the Audit Committee Chairman. Reports of all matters are reported to our Board by the Chairman of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.ddr.com, under “Corporate Governance” in the “Investor Relations” section.

Independent Directors

Our Board has affirmatively determined that all of the nominated directors, except Dr. Finne, Mr. Hurwitz and Dr. Kraft are independent directors within the meaning of the rules of the New York Stock Exchange (NYSE). Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each director or nominee has with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us), and only those directors or nominees whom our Board affirmatively determines have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) will be considered independent. With respect to our independent directors, there were no transactions, relationships or arrangements that occurred in 2012 that were considered by our Board in making its determination of such directors’ independence.

Board Leadership Structure and Risk Oversight

As of January 1, 2010, we separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Daniel B. Hurwitz was appointed our Chief Executive Officer with responsibility for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. He is accountable for company performance and reports directly to our Board.

Since April 11, 2011, Mr. Ahern has served as Chairman of the Board. The position of Chairman of the Board is a non-executive officer position and is expected to be held by a non-employee, independent director. The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

•	ensure that our Board fulfills its oversight and governance responsibilities;

•	consult and advise on any operational matters as requested by our Chief Executive Officer;

•	coordinate the Board’s self-assessment and evaluation process;

•	serve as liaison between the company’s management and the independent directors;

•	coordinate the Board’s annual review and input to the company’s strategic plan;

•	assist the Nominating and Corporate Governance Committee on corporate governance matters such as the nomination of Board members, committee membership and rotation, and management succession planning;

•	preside over meetings of our shareholders; and

•	provide leadership to our Board, set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management directors.

We believe this Board leadership structure recognizes the time, effort and commitment that our Chief Executive Officer is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chairman of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the company’s risks presented by its long-term strategy, business plan and model. With a Board comprised of management, independent directors and non-independent directors, members of our Board bring a variety of perspectives to address risks. Our Board’s role in enterprise risk management includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, strategic and compliance risks. The company has an Enterprise Risk Management (ERM) Committee comprised of senior management which meets regularly to address risk and risk mitigation strategies. The chair of the Audit Committee is invited to attend and participate in ERM Committee meetings. The Audit Committee assists our Board in its oversight responsibilities by, among other matters, reviewing reports prepared by the ERM Committee, reviewing our policies and procedures with respect to risk assessment, risk management, risk monitoring and risk mitigation and working with the other committees of our Board to identify additional risks related to the committees’ respective areas of expertise. The Chair of the relevant committee consults with the Audit Committee regarding the committee’s findings regarding the identified risks and the committee’s proposals to address such risks. The Audit Committee then reports, on at least an annual basis, to our full Board on the company’s enterprise risk management program. This enables our Board and its committees to coordinate the risk oversight role, particularly with respect to interrelated risks.

Meetings of Non-Management and Independent Directors

The non-management directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chairman of the Board. In 2012, the non-management directors met either before or after each regularly scheduled Board meeting. In addition, as required by our Corporate Governance Guidelines, the independent directors meet at least once a year.

Committees and Meetings of Our Board

During the fiscal year ended December 31, 2012, our Board held 7 meetings and took written action on 2 occasions. Each director attended at least 75% of the aggregate number of meetings of our Board and committees on which he/she served in 2012. As stated in our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting. All of our directors attended the annual meeting of shareholders in May 2012.

During 2012, the following committees of our Board existed: an Audit Committee, a Dividend Declaration Committee, an Executive Compensation Committee, a Nominating and Corporate Governance Committee, and a Pricing Committee. Our Board has approved the written charters of the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee, which are posted on our website at www.ddr.com, under “Corporate Governance” in the “Investor Relations” section. Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board, and our Board also conducts a self-evaluation annually.

The following table indicates the members of each standing committee as of March     , 2013:

Committee Membership (* Indicates Chair)

Audit Committee	Dividend Declaration Committee
Scott D. Roulston*	Daniel B. Hurwitz*
James C. Boland	Thomas Finne
Rebecca L. Maccardini	Craig Macnab

Executive Compensation Committee	Nominating and Corporate Governance Committee
Robert H. Gidel*	Craig Macnab*
James C. Boland	Terrance R. Ahern
Victor B. MacFarlane	Victor B. MacFarlane
Barry A. Sholem

Pricing Committee
Daniel B. Hurwitz*
Terrance R. Ahern
Scott D. Roulston

Audit Committee.    The Audit Committee assists our Board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and those of our independent registered public accounting firm, our enterprise risk management policies and procedures, and prepares the Audit Committee Report included in our annual proxy statement. All of the members of the Audit Committee are independent as independence is currently defined in the rules and regulations of the SEC, and the NYSE listing standards in accordance with our Corporate Governance Guidelines. Our Board has determined that each member of the Audit Committee is a “financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws. In addition, our Board determined that Mr. Boland’s simultaneous service on the audit committees of three other public companies during 2012 would not impair his ability to effectively serve on our Audit Committee and, with respect to Mr. Boland, waived the limitations set forth in our Corporate Governance Guidelines and our Audit Committee Charter related to the number of other public company boards and audit committees on which members of our Board are allowed to serve. As of 2013, Mr. Boland no longer serves on the boards of these three other public companies. The Audit Committee held eight meetings in 2012.

Dividend Declaration Committee.    As may be authorized by the Board, the Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board. The Dividend Declaration Committee held one meeting and took written action on four occasions in 2012.

Executive Compensation Committee.    The Executive Compensation Committee reviews and approves compensation for our executive officers, reviews and recommends to our Board compensation for directors, oversees the compensation and executive benefit plans under which such executive officers and directors receive benefits, reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Executive Compensation Committee engages a compensation consultant to assist in the design of the compensation program and the review of its effectiveness, as further described below in the Compensation Discussion and Analysis section. The Chief Executive Officer communicates to the Executive Compensation Committee decisions regarding compensation for executive officers other than himself, and the Executive Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Executive Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Executive Compensation Committee deems appropriate. All of the members of the Executive Compensation Committee are independent as independence is defined in the NYSE listing standards in accordance with our Corporate Governance Guidelines. The Executive Compensation Committee held five meetings in 2012.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; oversees compliance and approves any waivers of our Code of Business Conduct and Ethics with respect to officers and directors and leads our Board in its annual review of the performance of our Board. All of the members of the Nominating and Corporate Governance Committee are independent as independence is defined in the applicable federal securities laws and rules of the SEC and the NYSE listing standards and in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee held three meetings in 2012.

Pricing Committee.    The Pricing Committee (or duly appointed subcommittee thereof) is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities. The Pricing Committee took written action on nine occasions in 2012.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, action to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of directors and the necessary resignation of directors for purposes of ensuring the requisite skill sets and commitment of the directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties. A description of the qualifications, skills and expertise that the Nominating and Corporate Governance Committee considered when nominating each of the director nominees nominated for election at the Annual Meeting is described above under “Proposal One: Election of Directors.”

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to our Secretary, David E. Weiss, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, as well as integrity, judgment, knowledge, experience, skills and expertise as described above. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current directors, as well as pursuant to the investor rights agreement described above under the caption “Certain Transactions.” Although the Nominating and Corporate Governance Committee may retain a search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant with respect to any of the nominees included in this proxy statement.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by our Board, the Audit Committee assists our Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed and discussed the audited financial statements of the company for the year ended December 31, 2012, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of our financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Audit Committee
Scott D. Roulston, Chairman
James C. Boland
Rebecca L. Maccardini

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In this section of the proxy statement, we discuss and analyze our 2012 executive compensation program that applied to our named executive officers as set forth in the compensation tables below. We also describe the principles underlying our executive compensation policies and practices. In addition, we outline our most important executive compensation decisions for 2012 in light of the performance of the company and our executive management team. In other words, we explain and demonstrate our “pay-for-performance” compensation philosophy.

Continued Execution of Our “Prime” Business Strategy in 2012

Two years ago, we discussed in this section that the economic environment for the U.S. retail real estate market had presented our management and Board with significant challenges. In response to those challenges, we developed and began implementing in 2010 a comprehensive 5-year strategic plan that placed greater emphasis on operational excellence, which plan we described as our “prime” business strategy. Under our prime business strategy, we are focused on three key objectives that will position us to effectively compete and to create long-term shareholder value:

•	establish and maintain, relative to our peers, a prime balance sheet, which means strengthening our credit metrics, reducing risk, and extending debt duration;

•	operate a prime portfolio, which means focusing on market-dominant shopping centers populated by moderate- to budget-priced retailers with strong credit profiles and growing market shares; and

•	maintain a prime operating platform, which means improving property operating fundamentals such as increasing the cash flow from our properties and fostering talent within the organization.

As part of the development of our prime business strategy in 2010, the Executive Compensation Committee of our Board (or Committee), with the assistance of Gressle & McGinley LLC, the Committee’s compensation consultant (or Gressle & McGinley), re-evaluated the performance criteria we had been using for our performance-based incentive compensation program. This evaluation resulted in the adoption of “same store” earnings before interest, taxes, depreciation and amortization (or Same Store EBITDA) as our key financial performance metric for our annual performance-based incentive compensation program that was first implemented in 2010. We continue to believe that this metric best defines our success both externally to the investment community and internally to all of our employees. We continue to assert that Same Store EBITDA is a more prudent metric than our former primary performance metric of Funds From Operation (or FFO). Consequently, all annual incentive-eligible employees are measured, in large part, by our achievement with respect to the growth in Same Store EBITDA, as further discussed below, in determining their annual incentive compensation.

Results Under Our Performance-Based Long-Term Equity Incentive Program

Concurrent with its prior re-evaluation of our annual performance criteria, the Committee also adopted a long-term equity compensation program. The Value Sharing Equity Program (or VSEP) was adopted in July 2009 and concluded in December 2012. The guiding principle of the VSEP was that the members of our senior management would share in the value they create for shareholders. In short, if shareholders received value in the form of increased share price, then senior management would share in this value that they helped create. If, on the other hand, shareholders did not receive value, then senior management would not receive incremental compensation. Furthermore, the value created had to be sustainable over the term of the VSEP.

VSEP participants received compensation in the form of restricted shares that vest in five equal installments on the grant date and over the four years following the grant date. The performance measure under the VSEP was based on “value created,” which was defined as the increase in our adjusted market capitalization over an initial market capitalization level, after adjusting for any new equity raised. The following discussion highlights the results of our VSEP:

•

When the VSEP commenced in July 2009, our share price was $5.08 per share and our market capitalization was approximately $822 million. The VSEP concluded on December 31, 2012 at which time the trailing five day average share price was $15.54 (an increase of approximately 200%) and our market capitalization was approximately $4.9 billion (an increase of approximately 495%).

•

During the three and one-half year term of the VSEP, the company raised approximately $1.5 billion of equity that was excluded from the calculation of the value created. Consequently, the value created for purposes of the VSEP was approximately $2.6 billion.

•

Compared to an equivalent investment in the FTSE NAREIT Equity REITs Total Return Index (or NAREIT Equity Index) over the same time, the company’s value created would have exceeded the NAREIT Equity Index investment by approximately $1.4 billion.

•	Our total return to shareholders (in other words, our share price appreciation accounting for reinvested dividends, or TSR) was in excess of 40% annually over the term of the VSEP.

•	Our TSR during this period is among the highest of all of the companies in our TSR peer group (as described below) and of all REITs in the NAREIT Equity Index.

•

Besides aligning the interests of our management with shareholders, the VSEP also has proven to be a strong talent retention tool since senior management who voluntarily leave the company forfeit earned, but unvested restricted shares, and no longer participate in the VSEP.

Continuity Under Our Performance-Based Short-Term Incentive Program

During 2012, as was the case in 2010 and 2011, our annual incentive-based compensation program was comprised of three metrics:

•	the growth rate for our Same Store EBITDA;

•	TSR relative to a defined peer group of retail REITs (or Relative TSR); and

•	the evaluation of executive performance against clearly articulated individual performance goals.

We believe that we again executed on the principles of our pay-for-performance philosophy for 2012. Based on a review of our performance during 2012 against our Same Store EBITDA and Relative TSR performance metrics, as well as the achievement of individual objectives by our named executive officers, as further explained in greater detail below, we paid 2012 performance-based cash incentives based on a scale described below for performance at the following achievement levels:

•	at slightly above the “target +” level for Mr. Hurwitz, our Chief Executive Officer and for Mr. Oakes, our President and Chief Financial Officer;

•	at the “target +” level for Mr. Freddo, our Senior Executive Vice President of Leasing and Development;

•	between the “target” and “target +” level for Ms. Vesy, our Executive Vice President and Chief Accounting Officer; and

•	at slightly below the “target” level for Mr. Kokinchak, our former Senior Executive Vice President and Chief Administrative Officer.

Summary of Key 2012 Compensation Actions

In 2012, we took the following key actions and made the following decisions with respect to our named executive officer and director compensation programs:

•

Employment Agreement Amendments.    In December 2012, we entered into amendments to the employment agreements with Messrs. Hurwitz, Oakes and Freddo. We also entered in an amendment to Ms. Vesy’s employment agreement in February 2013. The primary purpose of the amendments was to extend the fixed term of the employment agreements. The term of the employment agreements for Messrs. Hurwitz, Oakes and Freddo was extended through December 31, 2015, and the term for Ms. Vesy’s employment agreement was extended through February 28, 2014. These amendments also memorialized modest base salary increases commencing in 2013 (other than for Mr. Hurwitz) that were based on an evaluation of the executive’s performance during 2012, to recognize the promotion of Mr. Oakes to President effective January 1, 2013 and to reflect Ms. Vesy’s increased duties and responsibilities with the company.

•

CEO’s Base Salary Increase.    Based upon Gressle & McGinley’s analysis of current salaries for CEOs of other REITs, the Committee approved an increase in Mr. Hurwitz’s base salary to $750,000 from $616,000 at the beginning of 2012 in accordance with the terms of his employment agreement. Gressle & McGinley’s analysis indicated that Mr. Hurwitz’s expected total annual compensation following this change in base salary would be at approximately the 50th percentile of a sample of companies (as further described below) against whom DDR competes for management talent and with enterprise values comparable to ours. The Committee recognized that Mr. Hurwitz’s base salary had remained unchanged for the three-year period from 2009 to 2011 when making this change.

•

Board Compensation Changes.    The Committee evaluated and recommended changes to the way our Board is compensated. The new program, which commenced in 2012, changed the annual cash retainer from $125,000 (of which at least 50% was required to be paid in the form of our common stock) to a combination of $50,000 in cash and a fixed annual grant of 8,000 shares. The benefit of the fixed share grant is that it aligns our director pay with shareholders by subjecting director pay to both increases and decreases in shareholder value. Mr. Ahern, who was formerly our Lead Director, served as our independent Chairman of our Board. In recognition of his expanded role as Chairman, his annual fee was increased to $100,000 from $50,000.

•

Share Ownership Guidelines Changes.    The Committee recommended new share ownership guidelines that were adopted by the Board and became effective in 2012. The share ownership guideline for Mr. Hurwitz was set at five times his base salary. The share ownership guideline for the other named executive officers was set at three times their respective base salaries. The share ownership guideline for directors was set at five times the cash portion of their annual retainer.

•

2013 VSEP Development.    The Committee also recommended the adoption of a new Value Sharing Equity Program (or 2013 VSEP) that commenced on January 1, 2013 as our new performance-based long-term equity incentive program. The predecessor VSEP (or current VSEP), as further described below under the “Long-Term Equity Compensation” section, expired on December 31, 2012. The 2013 VSEP (which will be described and analyzed in more detail in next year’s proxy statement), is similar in substance to the current VSEP, but also includes a “relative performance” metric to which approximately two-thirds of the potential program payouts are subject. This relative performance metric requires the company to outperform a REIT industry index above a required minimum level of return in order to achieve a payout under this aspect of the program. The 2013 VSEP is expected to operate from January 1, 2013 through December 31, 2015.

Consideration of 2012 Say-on-Pay Voting Results

At our 2012 annual meeting, we received approximately 96% approval, based on the total votes cast, for our second annual advisory “say-on-pay” vote to approve the compensation of our named executive officers. This result reflected an increase in support of approximately 12% from our 2011 say-on-pay vote. Our Board of Directors and Committee considered and discussed these voting results at their various meetings held during the remainder of 2012. The Committee and Gressle & McGinley specifically considered the voting results when exploring potential changes to our named executive officer compensation program for 2012 and 2013, including those discussed above. The Committee believes the voting results demonstrate significant, continuing support for our named executive officer pay program, and chose to not make any substantial changes to the existing program for 2012 or 2013 specifically in response to the 2012 say-on-pay voting results. The Committee will, however, continue to explore from time to time various executive pay and corporate governance changes with Gressle & McGinley to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market. Based on its prior recommendation, our Board will continue to hold annual say-on-pay votes, with the next vote expected to occur at our 2014 Annual Meeting of Shareholders.

2012 Compensation Program Design

Compensation Philosophy and Objectives

The Committee believes that our compensation packages should provide an incentive to our named executive officers to deliver a return to shareholders that, on average and over time, ranks among the highest returns delivered within a group of peers (or TSR peer group). Our compensation program rewards management for delivering superior returns while reducing the risk profile of the company, as well as for achieving financial and non-financial measures of performance that enhance long-term shareholder value. Management and the Board have consciously eschewed short-term decisions that may have resulted in inflated short-term shareholder returns in favor of longer term strategies that provide sustainable growth opportunities and enhanced net asset value.

Key Incentive Compensation Metrics

As previously discussed, we continued to use Same Store EBITDA as our key operational performance metric for our 2012 incentive program. We believe Same Store EBITDA is an effective way to measure our performance both externally to the investment community and internally for all of our employees. EBITDA includes all overhead and administrative costs, but excludes interest expense and other non-operating items, such as the gain or loss on the sale of properties and asset impairments. Same Store EBITDA is further defined as profit from properties and other investments that we have owned for at least two consecutive fiscal years. Same Store EBITDA growth is important to our investors and us because it captures key property value drivers, such as occupancy rates, rental rates, and property expenses, and it also includes fee income and general and administrative expenses. At the same time, Same Store EBITDA is not impacted by financing decisions or current year acquisitions or dispositions, and is a performance measure less prone to influence by financial engineering and strategies that rely on short-term debt and increased risk. Use of this performance metric fits well with our compensation philosophy described above. Of further importance, every incentive-eligible employee can contribute to, and is significantly focused on, Same Store EBITDA growth through our performance-based incentive compensation program.

Similar to 2010 and 2011, the Committee adopted a target annual growth rate for Same Store EBITDA for 2012. The target was set with the concurrence of management and was based on an analysis by Gressle & McGinley. This annual growth target reflects the economics of a retail-focused real estate investment trust such as our company. It is the Committee’s view that if management’s objective is to grow Same Store EBITDA year-over-year, it can produce strong annual performance while making decisions that are in the best long-term interest of the company and its shareholders. Our named executive officers and all incentive-eligible employees were motivated by this Same Store EBITDA growth rate for 2012.

In addition to Same Store EBITDA, the Committee also placed continued emphasis on delivering higher TSR relative to our peers (as measured through Relative TSR). Relative TSR is TSR on an investment in our common shares compared to TSR on an investment in the common shares of each company in our TSR peer group described below. TSR is calculated for us and each REIT in our TSR peer group by assuming a one-year hypothetical investment in the common shares of the respective entity. The value of the investment at the end of the one-year period, based on the market value of the common shares and assuming the reinvestment of dividends, is compared to the value at the beginning of the period and expressed as a percentage return on the original investment.

For 2012, the Committee utilized the same TSR peer group as used in 2011 when evaluating TSR performance, which TSR peer group included REITs focused in the retail sector of the real estate industry. The particular companies in the TSR peer group were again chosen because these retail REITs generally have business models similar to ours and with whom we compete for tenants, assets, capital and talent. Consequently, we believe that a ranking of the Relative TSR of each member of the TSR peer group measures the market’s perception of the progress that the management of each entity has made in executing its particular strategy for the given year. We believe that over time, superior execution should lead to superior Relative TSR. We do not use the TSR peer group for determining the elements or levels of compensation opportunities provided to our named executive officers.

As a result, the methodology for determining the company’s relative ranking within this TSR peer group was by the listing of each of the following companies (including our company) based on the highest TSR to lowest TSR (otherwise known as a “league table”):

• Acadia Realty Trust	• Kite Realty Group
• Cedar Realty Trust, Inc.	• Inland Real Estate Corporation
• Equity One, Inc.	• Regency Centers Corporation
• Federal Realty Investment Trust	• Ramco-Gershenson Properties Trust
• Kimco Realty Corporation	• Weingarten Realty Investors

The three metrics of Same Store EBITDA, Relative TSR and specific personal performance goals remained the basis of our annual performance-based incentive compensation program in 2012. If management achieves the “target” level of performance on all metrics, an annual performance-based incentive equal to the “target” opportunity will be awarded. At the same time, the Committee also adopted a performance level at which “threshold” annual performance-based incentive awards are paid and a performance level for “maximum” annual performance-based incentive award payouts. If management achieves a performance level below the “threshold” level on all metrics, no annual performance-based incentives will be paid. Likewise, if achievement equals or exceeds the “maximum” level, annual performance-based incentives equal to the “maximum” level will be paid. A mix of achievement among our performance metrics above the “threshold” level but below the “maximum” level results in a payout for our annual performance-based incentives based on the weighting assigned for each metric for each named executive officer, as further discussed below.

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. The Committee establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for Mr. Hurwitz. For the named executive officers other than Mr. Hurwitz, Mr. Hurwitz sets the annual performance-based objectives and evaluates performance against such objectives. Mr. Hurwitz advises the Board and the Committee of those outcomes on an annual basis.

Compensation Consultant

For 2012, the Committee retained Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the economy. The Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley.

In particular, Gressle & McGinley assisted the Committee in 2012 with:

•	its 2012 year-end performance review of Mr. Hurwitz to determine payments under the annual performance-based incentive compensation program for 2012 that were made in 2013;

•	reviewing the shares earned for 2012 under the current VSEP;

•	verifying the calculation of the Same Store EBITDA growth metric targets and results for 2012;

•	confirming the results of our Relative TSR performance metric for 2012;

•	providing analysis of an appropriate peer samples and market data to assist the Committee in determining the CEO’s 2012 base salary;

•	evaluating our director compensation program;

•	the design of the 2013 VSEP covering the period commencing on January 1, 2013 and ending December 31, 2015 following the expiration of the current VSEP covering the 2009-2012 period; and

•	the amendments of the employment agreements for Messrs. Hurwitz, Oakes and Freddo and Ms. Vesy.

Analysis of 2012 Performance

We continue to believe our operating strategy will generate long-term shareholder value, and during 2012 we continued to make great strides in the successful execution of our prime business strategy. The following discussion highlights the ways in which we are achieving our long term strategic objectives.

Maintaining a Prime Balance Sheet

In 2012, we completed approximately $4.5 billion of capital transactions and financing activities to further strengthen our balance sheet and reduce financial risk. Our accomplishments include the following:

•	extended the weighted average maturity of consolidated debt from 4.3 years to 5.1 years;

•	issued $511 million of common equity to fund our net investment in prime shopping centers while also increasing our pool of unencumbered assets and improving leverage metrics;

•	issued $200 million of 6.5% Class J preferred stock to redeem $170 million of 7.5% Class I preferred stock;

•

issued $450 million of 10-year, 4.625% senior unsecured notes ($300 million in June 2012 and $150 million, 3.46% yield-to-maturity in November 2012), with net proceeds used to redeem $224 million of 5.375% notes maturing in October 2012 and repay borrowings under the company’s revolving credit facility;

•

closed on a $350 million unsecured term loan (a $300 million 7-year tranche, with interest fixed at 3.6% for $200 million and 3.0% for $100 million, and a $50 million 5-year tranche, with interest fixed at 2.3%), with proceeds used to retire $180 million of convertible notes, refinance a portion of our 5.0% mortgage debt maturing in 2013, and reduce the outstanding balances under the company’s revolving credit facilities;

•	closed on a $103 million, 7-year, 3.40% mortgage loan secured by three prime shopping centers in Atlanta, Georgia, Princeton, New Jersey and San Antonio, Texas;

•

closed a $265 million, 7-year, 3.95% mortgage loan secured by four prime shopping centers in San Juan, Puerto Rico, Atlanta, Georgia, Miami, Florida, and Columbus, Ohio. The proceeds from the loan were used to repay a majority of our $350 million, 5.0% mortgage debt set to mature in April 2013;

•	secured an upgrade from Standard & Poor’s on the company’s corporate bond rating, while Moody’s affirmed its investment grade rating on the company’s bonds ;

•	paid cash dividends of $0.48 per common share, an increase of 118% from 2011; and

•	at year-end, we had over $600 million of availability under our revolving credit facilities.

Operating a Prime Portfolio

In 2012, we made the following progress with regard to increasing our ownership and operation of prime properties and improving the overall quality of the portfolio to contribute to long-term value creation and earnings growth:

•

sold 38 properties representing $347 million of primarily non-prime assets, of which our share was $143 million. Additionally, we sold $107 million of non-income producing assets, of which our share was $96 million;

•	purchased 55 properties, in whole or in part, aggregating $2.1 billion of prime shopping centers, of which our share was $760 million;

•	increased the percentage of our net operating income generated from the prime portfolio to approximately 89.3%; and

•

improved the credit quality of cash flow by expanding our leasing relationships with best-in-class retailers such as Bed Bath & Beyond, Dick’s Sporting Goods, Home Depot, Kohl’s, Kroger, Lowe’s, Nordstrom Rack, Old Navy, PetSmart, Ross Dress for Less, Target, TJX Companies, Ulta, Wal-Mart, and Whole Foods.

Maintaining a Prime Operating Platform

In 2012, we also achieved the following operational accomplishments and platform improvements:

•	leased approximately 11.3 million square feet of gross leasable area;

•	increased our portfolio leased rate to 94.2%, up 60 basis points from 93.6% at year-end 2011;

•

achieved positive leasing spreads for the full year 2012, with new leases up 9.7% at 100% ownership and 13.6% on a pro rata basis, and renewals up 6.1% at 100% ownership and 6.0% on a pro rata basis (blended spreads were up 6.7% at 100% ownership and 7.0% on a pro rata basis);

•	reduced leasing capital expenditures year-over-year despite an overall continued increase in new deal volume;

•	achieved a consistent level of maintenance capital expenditures year-over-year while maintaining asset quality and high property management standards; and

•	reduced tenant accounts receivable balances to $15.6 million from $22.1 million as compared to 2011.

As shown and discussed further below, our achievements in 2012 led to growth in Same Store EBITDA that met our target. (For purposes of this chart, YoY indicates a year-over-year comparison.)

Same Store EBITDA

Level	2012 YoY SS EBITDA Growth
Maximum
Target +
Target	✓
Threshold +
Threshold
Zero

Over the past year, our achievements also resulted in a Relative TSR performance that ranked us second out of eleven companies (including our company) in our TSR peer group, which meant we achieved the maximum performance level. Our one-year performance compared to the strip center peer index is demonstrated in the following chart (for purposes of this chart, the strip center peer group index represents the market capitalization weighted return of the entire TSR peer group excluding our company):

1-Year Relative Total Shareholder Return: DDR vs. Strip Center Peer Group Index

As previously noted, our compensation philosophy is also to focus on long-term and not just short-term results. Over the past three years, we have made substantial changes and improvements in our business strategy and our balance sheet in order to serve the long-term interests of shareholders, customers, and employees. While not specifically used as a metric for determining our annual performance-based compensation opportunities or results, a review of our Relative TSR over a three-year period shows that we are outperforming our peer group over a longer time horizon, as illustrated in the following chart (for purposes of this chart, the strip center peer group index represents the market capitalization weighted return of the entire TSR peer group excluding our company):

3-Year Relative Total Shareholder Return: DDR vs. Strip Center Peer Group Index

We believe our performance demonstrates the effectiveness, over time, of our strategic business plan, and our compensation program is consistent with our philosophy to reward executives for enhancing long-term shareholder value. The combination of our clear and measurable performance-based annual incentive compensation program, along with our goal of sustainable, long-term results, demonstrate that we have designed a compensation program that incentivizes delivering performance that is building the foundation for long-term investment value for our shareholders and that outperforms our TSR peer group.

Principal Elements of 2012 Named Executive Officer Compensation

The following table summarizes the key elements of our named executive officer compensation program for 2012:

Element	Characteristics	Purpose
Base Salary	• Fixed annual cash compensation based on comparative market analysis and contractual commitments, and subject to possible annual merit adjustments	• Provides competitive base level of annual cash compensation to help retain executive talent

Annual Performance- Based Incentive Compensation

•  Annual performance-based incentives delivered in cash to the CEO and in the form of cash and equity to the other named executive officers (with such equity being generally subject to time-based vesting)

• Incentivizes executives to achieve individual and company objectives and aligns executives’ compensation interests with shareholders’ investment interests

	• Payouts earned based on a combination of Same Store EBITDA, Relative TSR and individual performance	• Expected total compensation (base salary, annual incentive compensation and equity awards) provides a competitive level of pay that recognizes achievement and promotes retention of executives

Long-Term Equity Incentive Compensation – Current VSEP Awards

•  Special long-term, performance-based incentive equity awards for 37 officers of the company

•  Restricted shares earned based on increases in adjusted market capitalization over an established initial base point and then subject to additional time-based vesting over four years, subject to accelerated or continued vesting in certain instances

• Motivates and rewards executives for achieving long-term share-price appreciation, helps retain executives, and aligns executives’ compensation interests with shareholders’ investment interests

Retirement Benefits

•  Standard tax-qualified defined contribution (401(k)) plan that provides tax efficient vehicle to accumulate retirement savings, subject to limits on compensation under the Internal Revenue Code

•  Nonqualified cash and equity deferred compensation plans that permit contributions in excess of Internal Revenue Code limits for qualified plans

• Provides benefits that are competitive with industry practices

Health and Other Welfare Benefits	• Broad-based employee benefits program, including health, life, disability and other insurance and customary fringe benefits providing for basic health and welfare needs	• Provides benefits that are competitive with industry practices

Perquisites	• Country club expense reimbursement provided to a limited number of executives	• Encourages executives to build community and business relationships, and helps attract and retain executives

2012 Named Executive Officers

The following five individuals are our named executive officers for 2012:

•	Mr. Daniel B. Hurwitz, Chief Executive Officer;

•	Mr. David J. Oakes, President and Chief Financial Officer;

•	Mr. Paul W. Freddo, Senior Executive Vice President of Leasing and Development;

•	Ms. Christa A. Vesy, Executive Vice President and Chief Accounting Officer; and

•	Mr. John S. Kokinchak, former Senior Executive Vice President and Chief Administrative Officer (Mr. Kokinchak served as an executive officer through the end of 2012).

Analysis of Key 2012 Compensation Decisions and Actions

Annual Compensation

Base Salaries.    We pay salaries to our named executive officers to provide them with a base level of income for services rendered. During 2012, each of the named executive officers was a party to an employment agreement with us that provided for a minimum base salary amount, which may be adjusted higher from time to time during the term of the contract upon approval of the Committee. These minimum base salaries were originally established based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley. The base salaries for 2012 for the named executive officers were determined in accordance with these contractual obligations.

In January 2012, the Committee approved an increase in Mr. Hurwitz’s base annual salary to $750,000 from $616,000 in accordance with the terms of his employment agreement. The increase was the result of an analysis prepared by Gressle & McGinley that showed this new salary would place Mr. Hurwitz at approximately the 50th percentile for total annual compensation among a sample of 14 companies with which DDR competes for management talent. The peer sample companies were also selected based on enterprise values comparable to ours and share price correlation with the company’s share price. The range of enterprise values of the sample companies was between $5 billion and $15 billion and the companies were generally in one of three REIT sectors – retail, office and multi-family. At the time of the analysis, the company’s enterprise value was at the 64th percentile of the peer sample. The peer sample consisted of: AvalonBay Communities, Inc., Brookfield Office Properties, Inc., Camden Property Trust, CBL & Associates Properties, Inc., Douglas Emmett, Inc., Federal Realty Investment Trust, Kimco Realty Corp., Liberty Property Trust, Macerich Co., Regency Centers Corp., SL Green Realty Corp, Taubman Centers, Inc., UDR Inc., and Weingarten Realty Investors. Using this sample, Mr. Hurwitz’s target total compensation (including the amortized value of the multi-year VSEP grant) was established by the Committee at approximately the 50th percentile of the peer sample. In addition, when making this decision, the Committee recognized that, for the three-year period 2009 through 2011, Mr. Hurwitz’s salary had remained unchanged.

The base salary for Mr. Oakes in 2012 remained unchanged from 2011. The base salaries for Messrs. Freddo and Kokinchak modestly increased in 2012 consistent with the average increase for all company employees and due to their achievement of their individual objectives in 2011. Ms. Vesy’s base salary increased in 2012 in connection with Mr. Hurwitz’s evaluation of her 2011 performance, her expanded role and responsibilities within the company, and her promotion to Executive Vice President.

The following table summarizes our named executive officers’ annual base salary rates for 2011 and 2012, and the year-over-year percentage change in their base salary rates:

Named Executive Officer	2011 Year-End Base Salary	2012 Year-End Base Salary	% Change
Daniel B. Hurwitz	$616,000	$750,000	21.8%
David J. Oakes	$475,000	$475,000	0.0%
Paul W. Freddo	$400,000	$408,000	2.0%
Christa A. Vesy	$225,000	$255,004	13.3%
John S. Kokinchak	$310,000	$316,200	2.0%

For more information on the base salaries earned by our named executive officers, please refer to the 2012 Summary Compensation Table below.

Annual Performance-Based Incentive Compensation

For 2012, we established annual performance-based incentive compensation opportunities for our named executive officers. These incentive compensation opportunities were linked to achievement against specific financial, strategic and operational metrics, and those metrics were applied and weighted for the executives based upon their roles and employment agreement terms. The metrics and the applicable weightings for each executive were as follows:

	2012 Metric Weightings
Named Executive Officer	Same Store EBITDA	Relative TSR	Board Assessment of CEO Individual Objectives	CEO Assessment and Individual Objectives	Total
Daniel B. Hurwitz	33 1/3%	33 1/3%	33 1/3%	0%	100%
David J. Oakes	33 1/3%	33 1/3%	0%	33 1/3%	100%
Paul W. Freddo	50%	15%	0%	35%	100%
Christa A. Vesy	50%	15%	0%	35%	100%
John S. Kokinchak	50%	15%	0%	35%	100%

Same Store EBITDA Metric.    Achievement of our Same Store EBITDA goal was measured on a scale from a “no award” level for performance “below expectations” to a “maximum” level for “superior” performance. The achievement opportunities for the named executive officers with respect to the Same Store EBITDA metric are set forth in the following chart:

Performance Level	Same Store EBITDA Growth YoY	Award Level
Maximum	4%	Maximum
Target +	3%	Target +
Target	2%	Target
Threshold +	1%	Threshold +
Threshold	0%	Threshold
Below Expectation	<0%	None

In 2012, we achieved year-over-year growth of slightly over 2.4% in Same Store EBITDA, which represented “target” performance achievement.

Relative TSR Metric.    Achievement with respect to our Relative TSR metric was also measured on a scale from a “no award” level for performance “below expectations” to a “maximum” level for “superior” performance. The achievement opportunities for the named executive officers with respect to the Relative TSR metric are set forth in the following chart:

Company Rank	Percentile	Award Level
1	100th	Maximum
2	90th	Maximum
3	80th	Target +
4	70th	Target
5	60th	Target
6	50th	Target
7	40th	Threshold +
8	30th	Threshold
9	20th	Threshold
10	10th	None
11	0	None

In 2012, our TSR was 32.9%. As a result, we achieved Relative TSR performance that ranked 2nd out of 11 REITs (including our company) in our TSR peer group, or at the 90th percentile, which represented “maximum” performance achievement.

Individual Objectives.     At the beginning of 2012, individual objectives were set for all named executive officers. The Committee set qualitative objectives for Mr. Hurwitz, the weighting of which is indicated in the 2012 Metric Weightings table above. For Mr. Hurwitz, the qualitative individual objectives consisted of: strategic planning and execution; leadership; management of human and capital resources; Board relations; and managing critical external constituents such as investors and tenants.

At the end of 2012, each Board member subjectively scored Mr. Hurwitz in a blind survey on a scale of 1 (which meant “well below expectations”) to 5 (which meant “well above expectations”) for each qualitative objective. The weighted score yielded a qualitative assessment of Mr. Hurwitz for annual performance-based incentive purposes. For example, a score of 3.0 (which meant “meets expectations”) would have equated to “target” achievement of the individual objectives portion of the annual performance-based incentive, while a score of 1.0 (which meant “well below expectations”) would have resulted in no payout for the individual objectives portion of the annual incentive. A score between 3.0 and 4.0 would be adjusted by interpolation to result in payout for the individual objectives portion of the annual performance-based incentive between “target” and “maximum” levels. Mr. Hurwitz’s qualitative assessment for 2012 yielded a score of 3.65 for the individual objectives portion of his annual performance-based incentive award.

Mr. Hurwitz set the individual objectives for the other eligible named executive officers at the beginning of 2012, as discussed below, and evaluated their performance against those objectives at the end of the year on a scale consisting of “below threshold,” “threshold,” “threshold +,” “target,” “target +” and “maximum” achievement levels. This evaluation took place as part of our year-end performance appraisal process. The individual objectives for the named executive officers were weighted as indicated in the 2012 Metric Weightings table above and consisted of the following:

Named Executive Officer	Individual Objectives
David J. Oakes

•  Refinance maturing unsecured bonds with new long-term financings

•  Extend debt maturity profile

•  Lower debt to EBITDA levels to those established in the approved annual budget

•  Acquire at least $150 million of prime shopping centers

•  Opportunistically raise equity to finance acquisitions, improve liquidity, further extend debt duration and improve credit metrics

•  Dispose of at least $100 million of non-prime and non-income producing assets

•  Increase the size and quality of the unencumbered asset pool

•  Enhance investor relations through personal contact and improved transparency

•  Communicate operational and financial progress to rating agencies for potential upgrades

•  Assume an increased leadership role throughout the organization

Paul W. Freddo

•  Increase year-end same store leased rate by 100 basis points

•  Achieve superior same store net operating income growth

•  Plan and execute strategic redevelopments to contribute to corporate growth per annual budget

•  Enhance tenant-landlord relationships

•  Improve credit quality of tenants throughout the portfolio

•  Monetize development land

•  Focus on talent, mentorship and departmental organizational dynamics

Christa A. Vesy

•  Maintain high quality and transparent external and internal financial reporting function as well as strong adherence to internal control framework

•  Leverage our partnerships with key national tenants, strategic use of vendor relationships, and technology to continue to drive best in class performance initiatives in lease administration

•  Reduce accounts receivable balances through enhanced centralized collection efforts

•  Increase productivity and efficiency through increased leverage of advanced information technology solutions

Named Executive Officer	Individual Objectives
John S. Kokinchak

•  Control common area maintenance and capital expenses in accordance with established budgets

•  Increase total portfolio ancillary income revenue pursuant to the budget

•  Effectively promote corporate brand through national marketing

•  Opportunistically develop e-commerce programs that enhance our operating platform and strengthen our tenants

In addition to evaluating performance relative to their individual objectives, Mr. Hurwitz undertook a subjective evaluation of the overall performance of Messrs. Oakes, Freddo and Kokinchak and Ms. Vesy. Based on his review of the other named executive officers’ degree of achievement of the individual objectives described above and his subjective evaluation, Mr. Hurwitz determined that Messrs. Oakes and Freddo each achieved a “maximum” performance level on the individual and subjective metrics, Ms. Vesy performed at a level ranking her at the “target +” performance level for the individual and subjective metrics, and Mr. Kokinchak was rated at the “threshold” performance level for the individual and subjective metrics.

Cash Performance-Based Incentive Compensation.    Based on the annual Same Store EBITDA results, the Relative TSR results, and the individual objectives described above, the Committee recommended an overall annual performance-based incentive payout at slightly above the “target +” level for Mr. Hurwitz, based on the relative weighting of the performance factors as described above. Based on the annual Same Store EBITDA results, the Relative TSR results, and the individual objectives described above, Mr. Hurwitz recommended an annual performance-based incentive payout at slightly above the “target +” level for Mr. Oakes, at the “target +” level for Mr. Freddo, between the “target” and “target +” levels for Ms. Vesy and at slightly below the “target” level for Mr. Kokinchak based on the relative weighting of the performance factors described above.

Payment for achievement of the metrics described above was delivered in the form of cash. Below is a summary of the annual performance-based incentive compensation opportunities available and paid to each named executive officer for 2012, which opportunities were established pursuant to each named executive officer’s employment agreement in effect for 2012 and were based on an analysis of the annual cash incentive opportunities paid to executives in comparable positions within our industry as determined by Gressle & McGinley when those contracts were negotiated:

	Annual Performance-Based Incentive Opportunity (% of Base Salary)			Annual Performance-Based Incentive Opportunity ($)
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual ($)
Daniel B. Hurwitz	200	300	400	1,500,000	2,250,000	3,000,000	2,713,750
David J. Oakes	50	75	150	237,500	356,250	712,500	593,750
Paul W. Freddo	50	75	125	204,000	306,000	510,000	408,000
Christa A. Vesy	20	40	80	51,000	102,002	204,003	129,521
John S. Kokinchak	50	75	125	158,100	237,150	395,250	233,197

Equity Awards.    After the annual performance-based cash incentive payouts were calculated, the equity awards for eligible named executive officers were determined. Messrs. Oakes and Freddo and Ms. Vesy were eligible to receive equity awards equal in value to an amount determined from a formula based on their actual annual performance-based cash incentive payment. More specifically, the value of their equity awards was calculated by taking the actual percentage achievement under the cash portion of the program and applying it to the opportunity established for each named executive officer under the equity portion of the annual incentive program. The resulting percentage was then applied to the combined value of each executive’s annual performance-based cash incentive payment plus his or her base salary at 2012 year-end to determine a final value for the equity awards. Mr. Kokinchak was not entitled to an equity award as his employment with the company did not continue in 2013.

In lieu of such equity awards and pursuant to the terms of his employment agreement, Mr. Hurwitz received or receives long-term equity incentive compensation through the vesting of the current VSEP grants, his prior promotion award (as described below) and a 2009 retention equity grant that was fully vested by December 31, 2012.

The table below summarizes the equity incentive opportunity available and granted for each of the eligible named executive officers (expressed both as a percentage of the sum of their annual performance-based incentive payout and salary and in actual dollars):

Named Executive Officer	Annual Equity Award Opportunity (% of Salary + Annual Incentive)			Actual Annual Equity Award (% of Salary + Annual Incentive)	Actual Annual Equity Award ($)
	Threshold	Target	Maximum
David J. Oakes	50	75	150	125.01%	1,335,992
Paul W. Freddo	25	50	100	75.01%	612,052
Christa A. Vesy	12.5	25	50	33.15%	127,447
John S. Kokinchak(1)	25	50	100	n/a	n/a

(1)	Mr. Kokinchak was not eligible to receive this annual equity award as his employment with the company did not continue in 2013.

Consistent with past practice, 75% of the value of the annual equity award was awarded in the form of restricted shares and 25% of the value was awarded in the form of stock options, based on the value of our common shares as of the grant date. The first 20% of the restricted shares immediately vest at grant and the remainder of the restricted shares vests in equal annual installments over the next four years. The stock options vest in three equal annual installments beginning one year after the grant date. The following table sets forth the number of restricted shares and stock options granted to each of Messrs. Oakes and Freddo and Ms. Vesy in February 2013:

Form of Award	Exercise Price	Oakes	Freddo	Vesy
Stock Options	$16.92	63,990	29,316	6,102
Restricted Shares	—	59,220	27,130	5,650

We believe that time-based vesting restricted shares provide significant retention incentives for our executive officers as they directly align the compensation interests of our executive officers with the investment interests of our shareholders. The holder of restricted shares has the right to receive dividends and to vote with respect to all restricted shares immediately upon their grant. We also believe that time-based vesting stock options are a valuable motivating tool and provide a long-term incentive to the executive officers because these officers will realize gain on their stock options only if our shareholders also recognize gain on their holdings of our shares. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends. Options are granted with an exercise price equal to the closing price of our common shares on the date of grant. We have never repriced any stock options or issued options with “reload” provisions. The number of options granted is determined by dividing the value of the annual equity incentive award earned by the value of an option based on the Black-Scholes valuation model.

Long-Term Equity Compensation

Prior Promotion Equity Award to Mr. Hurwitz.    On January 1, 2010 and in an effort to align the growth of Mr. Hurwitz’s income with TSR, Mr. Hurwitz received a promotion equity award of 160,000 restricted shares (vesting in annual 20% increments) upon assuming the duties of Chief Executive Officer, which award we refer to as his “promotion award.” Under this promotion award, the third and fourth increments (each covering 32,000 shares) vested on January 1, 2012 and January 1, 2013. The final increment (covering 32,000 shares) of Mr. Hurwitz’s promotion award will vest on January 1, 2014. The promotion award is subject to accelerated vesting upon Mr. Hurwitz’s death, disability or the termination of his employment without cause within two years following a change in control of the company. The award is also subject to continued vesting upon a termination without cause and under certain other circumstances described in the award agreement.

Prior Promotion Equity Award to Mr. Oakes.    On February 22, 2010, Mr. Oakes received a promotion equity award of 50,000 restricted shares (vesting in annual 20% increments) upon assuming the duties of Chief Financial Officer as part of our leadership succession plan. The third and fourth increments (each covering 10,000 shares) vested on January 1, 2012 and January 1, 2013. The final increment (covering 10,000 shares) of Mr. Oakes’ promotion award will vest on February 22, 2014. The promotion award is subject to accelerated vesting upon Mr. Oakes’s death, disability or the termination of his employment without cause or within two years following a change in control of the company.

Current VSEP.    In July 2009, our Board approved and adopted the current VSEP and the grant of awards to our named executive officers under the current VSEP and our equity-based award plans. The current VSEP and the restricted shares granted under this program are subject to the terms of our 2008 or 2012 equity plans. Under this program we rewarded participants with a portion of the “value created” (in other words, the increase in our adjusted market capitalization at specified “measurement dates” over our market capitalization at the beginning of the program, as further described below) through periodic grants of restricted shares. The underlying principle of the current VSEP was that management “shares” in the value it creates for shareholders. There are two design elements of this program that are important to note. First, management shared in the “value creation” only if shareholders experienced an increase in their investment, and second, if any increase in shareholder wealth was not sustainable over time, the value shared with management was diminished. In addition, any restricted shares granted under this program are subject to a time-based vesting period during which the shares vested or will vest in 20% increments beginning on the date of grant and on each of the first four anniversaries of the grant date.

The current VSEP operated by assigning to each participant a “percentage share” of the value created. After the first measurement date of July 31, 2010, each participant received a number of restricted shares with an aggregate value equal to two-sevenths of the participant’s percentage share. After each of the second, third, fourth, fifth and sixth (final) measurement dates of January 31, 2011, July 31, 2011, January 31, 2012, July 31, 2012 and December 31, 2012, each participant received a number of restricted shares that, when combined with the value of shares awarded on all prior measurement dates, had an aggregate value equal to three-sevenths, four-sevenths, five-sevenths, six-sevenths, and seven-sevenths (100%) respectively, of the participant’s percentage share. For each measurement date, the number of restricted shares awarded to a participant was reduced by the number of restricted shares previously earned by the participant on the prior measurement dates. This feature keeps the participants from benefiting more than once for increases in our share price that occurred during earlier measurement periods.

The percentage share assigned to each named executive officer in 2009, and the aggregate number of restricted shares received by each named executive officer in 2012 and from the commencement of the current VESP through the December 31, 2012 final measurement date, are set forth in the table below. From the time that the current VSEP was adopted in 2009 through December 31, 2012, approximately $2.6 billion in “shareholder value” has been created for our shareholders, which we believe supports the awarding of the restricted shares under the current VSEP as described below. For more information about the results of the current VSEP, see “Results Under Our Performance-Based Long-Term Equity Incentive Program” in the “Executive Summary” above.

Named Executive Officer	Value Sharing Opportunity	Restricted Shares Received in 2012	Total Restricted Shares Received (2009 through 12/31/12)
Daniel B. Hurwitz	0.5800% (58.00 basis points)	450,305	975,615
David J. Oakes	0.1300% (13.00 basis points)	100,930	218,675
Paul W. Freddo	0.1300% (13.00 basis points)	100,930	218,675
Christa A. Vesy	0.0400% ( 4.00 basis points)	31,055	67,285
John S. Kokinchak	0.0725% ( 7.25 basis points)	56,290	121,955

Other Benefits and Information

Perquisites.    Pursuant to their employment agreements, the named executive officers received certain additional benefits during 2012. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent, as was evident by our need to retain these benefits under our recently negotiated extensions of the employment agreements with Messrs. Oakes and Freddo and Ms. Vesy.

Under their employment agreements for 2012, Messrs. Hurwitz, Oakes, Freddo and Kokinchak were entitled to the payment by us of their annual regular membership fees, assessments, and dues for a local country club, if they elected to join such a club. In addition, the employment agreements for each of our named executive officers provide for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time and other customary fringe benefits.

Retirement Benefits.    We have established a tax qualified 401(k) plan for our employees pursuant to which we, during 2012, made semi-monthly matching contributions equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual performance incentive, not to exceed the sum of 3% of the participant’s base salary plus annual performance incentive, subject to Internal Revenue Code limits.

Elective Deferred Compensation Plan.    Our named executive officers are entitled to participate in our elective deferred compensation plan and our equity deferred compensation plan. Pursuant to the elective deferred compensation plan, executive officers can defer up to 100% of their base salaries and annual performance-based incentives, less applicable taxes and authorized benefits deductions. The elective deferred compensation plan is a non-qualified plan and is an unsecured, general obligation of the company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. We provide a matching contribution to any participant in a given year who has contributed the maximum permitted under our 401(k) plan. The maximum matching contribution is equal to the difference between (1) 3% of the sum of the executive’s base salary and annual performance-based incentive eligible for deferral under the 401(k) plan and the elective deferred compensation plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. Messrs. Oakes, Freddo and Kokinchak elected to defer a portion of their 2012 total annual cash compensation pursuant to the elective deferred compensation plan. For information on the value of annual cash compensation deferred by the named executive officers in 2012, please refer to the 2012 Summary Compensation Table and the 2012 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan.    Pursuant to the equity deferred compensation plan, our executive officers, including the named executive officers, have the right to defer the receipt of restricted shares earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under this plan are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. In 2012, Messrs. Hurwitz and Oakes deferred receipt of 56,634 and 40,786 restricted shares, respectively.

Employment Agreements and Change in Control Provisions

During 2012, the company was a party to employment agreements with each of the named executive officers. Under these “double-trigger” agreements, certain benefits are payable by us if a “Triggering Event” occurs within two years after a “Change in Control” (each as defined in the employment agreements). In general, the Committee believed that the maintenance of change in control provisions in these agreements was appropriate because such agreements helped insure a continuity of management during a potential change in control and helped insure that management remained focused on completing a transaction that is likely to maximize shareholder value. Payments are only triggered if both a change in control occurs and the executive officer is terminated or effectively terminated, or if actions are taken that materially and adversely impact the executive officer’s position with us or his or her compensation. The Committee believed that the payment of change in control compensation would be appropriate because the executive officer may have forgone other opportunities at the time of the change in control.

More information concerning the terms of the employment agreements and the amounts payable pursuant to the employment agreements is provided in the narrative to the 2012 Grants of Plan-Based Awards Table below.

Stock Ownership Guidelines for 2012

In February 2012, our Board adopted new stock ownership guidelines for certain executive officers including the named executive officers effective February 15, 2012. Under the updated stock ownership guidelines, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year, which for the Chief Executive Officer shall be five times his/her annual base salary and for all other such officers shall be three times his/her annual base salary. Such minimum share ownership requirement must be satisfied initially (1) by no later than the fifth anniversary of the first March 15th following the latest to occur of (A) the date such officer becomes a named executive officer, (B) the date such officer receives his or her first grant of common shares or common share equivalents, and (C) March 15, 2012 (we refer to this latest date as the Commencement Date), and then (2) on each anniversary of March 15th thereafter.

Our Board established these particular levels of stock ownership for our named executive officers because they provides reasonable evidence of our continuing commitment to have the interests of our named executive officers aligned with the investment interests of our shareholders. Notwithstanding the foregoing and unless otherwise approved by the Nominating and Corporate Governance Committee, each named executive officer is required to own 20% of the requisite value of common shares and common share equivalents on the first March 15th following the Commencement Date, and an additional 20% on the anniversary of such date until the fifth anniversary when such requirement must be satisfied. Unvested restricted shares and shares deferred into our equity deferred compensation plan will count as common share equivalents toward satisfying the stock ownership guidelines. All of our named executive officers satisfied the new stock ownership guidelines as of March     , 2013.

Hedging and Pledging Policy

In 2010, our Board adopted a policy prohibiting our directors and executive officers from (1) engaging in certain hedging transactions involving the company’s stock, and (2) pledging company stock as collateral for a loan because the Board determined that such a policy is in the best interests of the company and our shareholders. The policy provides a phase-in period of five years, with regard to arrangements that existed at the time the policy became effective. Currently all named executive officers and directors are in compliance with the company’s policy; one director currently maintains certain margin arrangements that are subject to the policy’s phase-in provisions.

Tax and Accounting Implications

Impact of Section 162(m) of the Internal Revenue Code.    We have made an election to qualify as a REIT under the Internal Revenue Code, and as such generally will not be subject to federal income tax. Thus, the deduction limit for compensation paid to the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, of a public company provided under Section 162(m) of the Internal Revenue Code was generally not material to the design and structure of our named executive officer compensation program for 2012.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Executive Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the proxy statement for the 2013 Annual Meeting of Shareholders for filing with the Securities and Exchange Commission.

Executive Compensation Committee

Robert H. Gidel, Chairman

James C. Boland

Victor B. MacFarlane

Barry A. Sholem

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Executive Compensation Committee.

Compensation-Related Risk Analysis

The senior management team, specifically through management’s internal compensation committee, regularly reviews the risks related to our compensation policies and practices across the company. This committee, chaired by Mr. Hurwitz, is regularly provided with information that allows us to review and discuss our policies and practices as they relate to company-wide compensation programs and the identification of any risks that are likely to have a material adverse impact on the company. The management compensation committee also reviews the specific performance measures relating to any of the company’s annual performance-based incentive metrics and our long-term incentive programs to assess any potential risks. In the process of conducting this internal review, the management compensation committee also considers best practice information from our peer companies, as provided by our compensation and benefits department or, if necessary, by Gressle & McGinley.

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the company, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting these reviews, including most recently in early 2013, both the Committee and management compensation committee have determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the company.

Executive Compensation Tables and Related Disclosure

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Daniel B. Hurwitz	2012	750,000	—	—	—	2,713,750	27,085	3,490,835
Chief Executive	2011	616,000	—	—	—	1,934,240	54,105	2,604,345
Officer	2010	616,000		1,481,600	—	1,848,400	77,359	4,023,359

David J. Oakes	2012	475,000	—	757,657	252,550	593,750	33,136	2,112,093
President and	2011	470,834	—	762,033	254,016	494,791	32,161	2,013,835
Chief Financial Officer	2010	440,000	—	1,163,661	214,304	487,620	33,815	2,339,400

Paul W. Freddo	2012	406,667		460,360	153,458	408,000	28,769	1,457,254
Senior Executive Vice	2011	396,667	—	349,830	116,607	405,000	26,447	1,294,551
President of Leasing and Development	2010	380,000	—	224,442	73,090	337,583	24,369	1,039,484

Christa A. Vesy	2012	250,003	—	68,676	22,892	129,521	10,304	481,396
Executive Vice	2011	218,938	—	51,448	17,138	96,188	9,055	392,767
President and Chief Accounting Officer

John S. Kokinchak	2012	315,167	—	356,826	118,936	233,197	39,718	1,063,844
Former Senior Executive Vice	2011	305,000	—	257,791	85,927	313,875	32,491	995,084
President and Chief	2010	273,333	—	135,019	43,962	248,745	34,938	735,997
Administrative Officer

(1)	The amounts reported in columns (c) and (g) for 2012 include amounts deferred into our 401(k) plan (a qualified plan) and our elective deferred compensation plan (a nonqualified plan) by Messrs. Hurwitz, Oakes and Freddo and Ms. Vesy and Mr. Kokinchak for the year ended December 31, 2012 as follows: Mr. Hurwitz, $17,000; Mr. Oakes, $42,000; Mr. Freddo, $48,900; Ms. Vesy, $17,000 and Mr. Kokinchak, $41,500. Under our elective deferred compensation plan, deferred amounts are payable to the named executive officer at a date and in a form specified by the named executive officer at the time of his or her deferral election in accordance with the provisions of the plan.

(2)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (or FASB) Accounting Standards Codification (or ASC) Topic 718 of stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2012 are included in footnote 14 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013. For information about the awards earned for 2012, see “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Annual Performance-Based Incentive Compensation — Equity Awards” above. For information about restricted stock received by each named executive officer during 2012 under the VSEP, see the Outstanding Equity Awards at 2012 Fiscal Year-End Table below.

(3)	The amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of option awards granted during the reported years. Assumptions used in the calculation of these amounts for 2012 are included in footnote 14 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013. For information about the awards earned for 2012, see “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Annual Performance-Based Incentive Compensation — Equity Awards” above.

(4)

The amounts reported in column (g) for 2012 reflect cash amounts earned by such executives as annual performance-based incentive compensation. For more information about the awards reported in this column for 2012, see “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and

Actions — Annual Performance-Based Incentive Compensation — Cash Performance-Based Incentive Compensation” above.

(5)	The amounts shown in column (h) for the named executive officers for 2012 include:

•	for Mr. Hurwitz, matching contributions to the 401(k) plan, disability insurance premiums and country club expenses;

•	for Mr. Oakes, matching contributions to the deferred compensation plan and 401(k) plan of $21,000, disability insurance premiums and country club expenses;

•	for Mr. Freddo, matching contributions to the deferred compensation plan and 401(k) plan of $24,350 and disability insurance premiums;

•	for Ms. Vesy, matching contributions to the 401(k) plan and disability insurance premiums; and

•	for Mr. Kokinchak, matching contributions to the deferred compensation plan and 401(k) plan of $18,871, disability insurance premiums and country club expenses.

None of the amounts reported for the named executive officers for 2012 in column (h), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

2012 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
(a)	(b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	(i)	(j)	(k)	(l)
Daniel B. Hurwitz	—	—	2,250,000	3,000,000	—	—	—	—	—	—	—

David J. Oakes	—	—	356,250	712,500	—	—	—	—	—	—	—
	2/22/2012	—	—	—	—	—	—	54,665	—	—	757,657
	2/22/2012	—	—	—	—	—	—	—	49,446	$13.86	252,550

Paul W. Freddo	—	—	306,000	510,000	—	—	—	—	—	—	—
	2/22/2012	—	—	—	—	—	—	33,215	—	—	460,360
	2/22/2012	—	—	—	—	—	—	—	30,045	$13.86	153,458

Christa A. Vesy	—	—	102,002	204,003	—	—	—	—	—	—	—
	2/22/2012	—	—	—	—	—	—	4,955	—	—	68,676
	2/22/2012	—	—	—	—	—	—	—	4,482	$13.86	22,892

John S. Kokinchak	—	—	237,150	395,250	—	—	—	—	—	—	—
	2/22/2012	—	—	—	—	—	—	25,745	—	—	356,826
	2/22/2012	—	—	—	—	—	—	—	23,286	$13.86	118,936

(1)	Amounts for the named executive officers reflect the annual performance bonus opportunities established for 2012 under their employment agreements at the “Target” and “Maximum” levels. The “Threshold” column shows dashes because the ultimate value of the annual performance-based incentive payouts could be reduced to zero. The amounts actually earned by the named executive officers for 2012 are included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2012 Summary Compensation Table above. See “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Annual Performance-Based Incentive Compensation” above for additional information about the annual performance-based incentive compensation awards.

(2)	Amounts disclosed in this column for the named executive officers reflect annual equity awards of restricted shares issued in February 2012. For information about the awards earned for 2012, see “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Annual Performance-Based Incentive Compensation — Equity Awards” above.

(3)	Amounts disclosed in this column for the named executive officers reflect annual equity awards of stock options issued in February 2012. For information about the awards earned for 2012, see “Compensation Discussion and Analysis — Analysis of 2012 Compensation Decisions and Actions — Annual Performance-Based Incentive Compensation — Equity Awards” above.

(4)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.

Employment Agreements

Employment Agreement with Mr. Hurwitz.    We are a party to an employment agreement with Mr. Hurwitz, and the terms of his employment agreement are described below.

The initial term of the employment agreement between Mr. Hurwitz and us ran from July 29, 2009 through December 31, 2012 (“Initial Term”). On December 31, 2012, we entered into an amendment to Mr. Hurwitz’s employment agreement (“Hurwitz Amendment”) to extend the term for three years (“Extended Term”). As a result, the current term of Mr. Hurwitz’s employment agreement runs through December 31, 2015, unless his employment is earlier terminated under the employment agreement.

The employment agreement for 2012 provided for a minimum base salary, subject to increases approved by the Committee, of $616,000 for Mr. Hurwitz. Mr. Hurwitz had no increase in base salary for the three year period from 2009 to 2011. For 2012, the Committee recommended, and the Board approved, an increase in Mr. Hurwitz’s annual base salary to $750,000. Pursuant to the Hurwitz Amendment, the minimum annual base salary during the Extended Term is $750,000.

Mr. Hurwitz is entitled to participate in our broad-based retirement and other benefit plans, including our 401(k) plan and our deferred compensation program, and is also entitled to receive the medical and dental insurance coverage and benefits maintained by us during the term that are generally available to our other employees. We will also provide disability insurance coverage (or self-insure such coverage) for Mr. Hurwitz during the term while Mr. Hurwitz is employed by us of at least $25,000 per month through age 65.

Under his employment agreement for the Initial Term, Mr. Hurwitz is entitled to annual performance-based cash bonuses equal to a percentage of his year-end base salary as determined by the Committee. The respective “threshold,” “target” and “maximum” annual cash bonus opportunities, as a percentage of year-end base salary, are: 200%, 300% and 400%. The Committee establishes the performance factors and criteria relevant for determination of such annual cash bonuses from time to time. There are no guaranteed annual cash bonuses under the employment agreement. For the Extended Term, Mr. Hurwitz’s annual performance-based bonus will be paid in the form of cash, restricted stock and stock options.

The employment agreement may be terminated under a variety of circumstances, including Mr. Hurwitz’s death. Our Board may terminate the employment agreement for “cause” if Mr. Hurwitz engages in certain specified conduct, if he is disabled for a specified period of time or at any other time without cause by giving him at least 90 days’ prior written notice. Mr. Hurwitz may also terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

Mr. Hurwitz is entitled under the employment agreement to certain additional payments and benefits in the event of certain termination circumstances. If Mr. Hurwitz is terminated by our Board without cause or he terminates his employment for good reason during the term (and the termination is not in connection with a change in control (as defined in the employment agreement)), he is entitled to receive: (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount, which amount varies depending on when during the term of the agreement Mr. Hurwitz’s employment terminated, and which amount, if Mr. Hurwitz was to be terminated under these circumstances during 2013, would equal two times the sum of his base salary plus his “target” annual bonus opportunity for 2013; and (3) continued health and welfare benefits for him and his eligible dependents through the end of the term. Additionally, in the event of such termination, subject to the terms of applicable equity plans, Mr. Hurwitz’s unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the current VSEP) will remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards.

If Mr. Hurwitz’s employment is terminated by reason of his death during the term, his estate or beneficiaries are entitled to receive his accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid, and his eligible dependents are entitled to receive continued health and welfare benefits through the end of the term. Additionally, Mr. Hurwitz’s estate or beneficiaries are entitled to receive a lump sum amount equal to $2.5 million either from us or as a life insurance payment. If Mr. Hurwitz is terminated due to disability during the term, he is entitled to receive: (1) his accrued but unpaid based salary and his prior year’s annual cash bonus to the extent not paid; and (2) continued health and welfare benefits for him and his eligible dependents through the end of the term. Certain of these termination payments and benefits described above are subject to execution of a general release of claims against us or our waiver of such release.

Under the employment agreement, the following payments and benefits are payable by us to Mr. Hurwitz if a “Triggering Event” occurs during the term following a “change in control”: (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount, which amount varies depending on when during the term of the agreement Mr. Hurwitz’s employment terminated, and which amount, if the termination occurs during 2013, would equal the sum of his base salary for the period after the termination date through the end of the term plus his “target” annual bonus opportunity for 2013; and (3) continued health and welfare benefits for him and his eligible dependents through the end of the term. Additionally, under such circumstances, subject to the terms of applicable equity plans, Mr. Hurwitz’s unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the current VSEP) will remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards. Under these circumstances, we will also be deemed to have waived any requirement for a general release of claims against us.

The terms “change in control” and “Triggering Event” are defined in the employment agreements. Change in control generally means the occurrence during the term of certain events including consummation of a merger or consolidation in which we are not the surviving entity, a sale of substantially all of our assets, or the liquidation or dissolution of the company and certain significant changes in the ownership of our outstanding securities or in the composition of our Board. For Mr. Hurwitz, a Triggering Event means certain situations specified in his employment agreement and occurring during the term in which, within two years after a change in control, he is terminated or terminates his employment as a result of certain adverse impacts on his position with us or compensation.

The employment agreement also contains a confidentiality covenant regarding our proprietary information that runs for the duration of the term plus two years, a non-solicitation covenant that runs for the duration of the term and other provisions generally designed to ensure compliance with Section 409A of the Internal Revenue Code. Mr. Hurwitz is also subject to a noncompetition covenant for the duration of the term that covers the four largest real estate investment trusts (excluding us) based on market capitalization that focus primarily on neighborhood and community shopping centers (subject to a one percent public equity ownership exception).

Employment Agreements with Messrs. Oakes, Freddo, and Kokinchak and Ms. Vesy.    During 2012, we were also a party to employment agreements with the other named executive officers. The employment agreements for Messrs. Oakes, Freddo and Kokinchak had initial terms expiring on December 31, 2012. On December 31, 2012, we entered into amendments to the employment agreements for Mr. Oakes (“Oakes Amendment”) and for Mr. Freddo (“Freddo Amendment”) to extend the term of their employment agreements for three years (“Extended Term”). As a result, the current term of the employment agreements for Mr. Oakes and Mr. Freddo run through December 31, 2015, unless their employment is earlier terminated under the employment agreement. Mr. Kokinchak’s employment agreement was not renewed upon its expiration on December 31, 2012 and Mr. Kokinchak ceased to be an employee of the company effective January 1, 2013. Ms. Vesy’s employment agreement had a one-year term commencing March 1, 2012 and expiring on February 28, 2013. On February 27, 2013, we entered into an amendment to Ms. Vesy’s employment agreement extending the term for one year until February 28, 2014.

The employment agreements provided for minimum base salaries as disclosed in Compensation Discussion and Analysis section above. Mr. Oakes also was entitled to the payment by us of regular membership fees, assessments, and dues for a local country club. In addition, the employment agreements provided for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time and other customary fringe benefits.

Pursuant to their employment agreements, each of Messrs. Oakes, Freddo, and Kokinchak and Ms. Vesy was entitled to an annual performance-based bonus equal to a percentage of his/her base salary. See “Compensation Discussion and Analysis — Analysis of Compensation Decisions and Actions — Annual Performance-Based Incentive Compensation” above for a discussion of the methods used to determine these annual performance-based bonuses and each named executive officer’s “threshold,” “target” and “maximum” annual performance-based bonus opportunity. The employment agreements for Mr. Oakes and Freddo and Ms. Vesy are materially consistent with the terms of our employment agreement with Mr. Hurwitz, except that:

•	Messrs. Oakes and Freddo and Ms. Vesy are not entitled to any separate disability insurance coverage;

•

Messrs. Oakes and Freddo and Ms. Vesy, upon a termination without cause or for good reason (other than in connection with a change in control, as defined in the employment agreements), are entitled to receive: (1) accrued but unpaid base salary as of the termination date and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to one times base salary as of the termination date plus one times the annual cash bonus at the “target” level for the year in which the termination date occurs; (3) one year of continued health, dental and vision coverage; and (4) payment by us for one year of outplacement services;

•

Messrs. Oakes and Freddo and Ms. Vesy, upon a termination by reason of disability, or their representatives, upon a termination by reason of death, are entitled to receive: (1) accrued but unpaid base salary and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to one times base salary as of the termination date plus one times the annual cash bonus at the “target” level for the year in which the termination date occurs; and (3) one year of continued health, dental and vision coverage;

•

Messrs. Oakes and Freddo and Ms. Vesy, upon a qualifying termination within two years of a change in control of the company, are entitled to receive: (1) accrued but unpaid base salary and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to two times base salary as of the termination date plus two times the annual cash bonus at the “target” level for the year in which the termination date occurs; (3) 18 months of continued health, dental and vision coverage; and (4) payment by us for one year of outplacement services; and

•	the confidentiality covenant and noncompetition covenants extend for two years and one year following the employment agreement term, respectively.

Outstanding Equity Awards at 2012 Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b-1)	(b-2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Daniel B. Hurwitz	2/24/2004	17,342	—	—	36.32	2/24/2014	—	—	—	—
	2/24/2005	48,789	—	—	41.37	2/24/2015	—	—	—	—
	2/23/2006	26,669	—	—	50.81	2/23/2016	—	—	—	—
	2/23/2007	22,809	—	—	66.75	2/23/2017	—	—	—	—
	2/21/2008	88,785	—	—	37.69	2/21/2018	—	—	—	—
	—	—	—	—	—	—	700,432	10,968,765	—	—
David J. Oakes	4/16/2007	100,000	—	—	64.60	4/16/2017	—	—	—	—
	2/21/2008	45,438	—	—	37.69	2/21/2018	—	—	—	—
	1/12/2009	241,290	—	—	6.02	1/12/2019	—	—	—	—
	2/22/2010	28,400	14,200	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	15,044	30,088	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	—	49,446		13.86	2/22/2022	—	—	—	—
	—	—	—	—	—	—	265,482	4,157,448	—	—
Paul W. Freddo	10/1/2008	25,000	—	—	30.80	10/1/2018	—	—	—	—
	2/22/2010	9,686	4,843	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	6,906	13,812	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	—	30,045		13.86	2/22/2022	—	—	—	—
	—	—	—	—	—	—	193,279	3,026,749	—	—
Christa A. Vesy	1/3/2007	15,000	—	—	63.25	1/3/2017	—	—	—	—
	2/21/2008	3,336	—	—	37.69	2/21/2018	—	—	—	—
	2/22/2010	3,294	1,647	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	1,015	2,030	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	—	4,482		13.86	2/22/2022	—	—	—	—
	—	—	—	—	—	—	57,108	894,311	—	—
John S. Kokinchak	8/16/2004	13,219	—	—	35.70	8/16/2014	—	—	—	—
	2/24/2005	1,008	—	—	41.37	2/24/2015	—	—	—	—
	2/23/2006	1,233	—	—	50.81	2/23/2016	—	—	—	—
	2/23/2007	2,994	—	—	66.75	2/23/2017	—	—	—	—
	2/21/2008	9,159	—	—	37.69	2/21/2018	—	—	—	—
	2/22/2010	—	2,913	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	—	10,178	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	—	23,286		13.86	2/22/2022	—	—	—	—
	—	—	—	—	—	—	116,678	1,827,177	—	—

(1)	Unexercisable stock options vest in three equal annual installments beginning one year after the grant date.

(2)	The amounts reported in this column reflect:

•

for Mr. Hurwitz: 64,000 restricted shares that vested or will vest in equal installments on each of January 1, 2013 and 2014; 96,873 restricted shares that vested or will vest in equal installments on each of January 31, 2013, 2014 and 2015; 84,928 restricted shares that vested or will vest in equal installments on each of January 31, 2013, 2014, 2015 and 2016; 77,996 restricted shares that will vest in equal installments on each of July 31, 2013 and 2014; 101,319 restricted shares that will vest in equal installments on each of July 31, 2013, 2014 and 2015; 140,124 restricted shares that will vest in equal installments on each of July 31, 2013, 2014, 2015 and 2016; and 135,192 restricted shares that vested or will vest in equal installments on each of December 31, 2013, 2014, 2015 and 2016;

•

for Mr. Oakes: 21,714 restricted shares that vested or will vest in equal installments on each of January 31, 2013, 2014 and 2015; 19,036 restricted shares that vested or will vest in equal installments on each of January 31, 2013, 2014, 2015 and 2016; 46,040 restricted shares that vested or will vest in equal installments on each of February 22, 2013 and 2014; 33,060 restricted shares that vested or will vest in equal installments on each of February 22, 2013, 2014 and 2015; 43,732 restricted shares that vested or will vest in equal installments on each of February 22, 2013, 2014, 2015 and 2016; 17,482 restricted shares that will vest in equal installments on each of July 31, 2013 and 2014; 22,710 restricted shares that will vest in equal installments on each of July 31, 2013, 2014 and 2015; 31,408 restricted shares that will vest in equal installments on each of July 31, 2013, 2014, 2015 and 2016; and 30,300 restricted shares that vested or will vest in equal installments on each of December 31, 2013, 2014, 2015 and 2016;

•

for Mr. Freddo: 21,714 restricted shares that vested or will vest in equal installments on each of January 31, 2013, 2014 and 2015; 19,036 restricted shares that vested or will vest in equal installments on each of January 31, 2013, 2014, 2015 and 2016; 8,880 restricted shares that vested or will vest in equal installments on each of February 22, 2013 and 2014; 15,177 restricted shares that vested or will vest in equal installments on each of February 22, 2013, 2014 and 2015; 26,572 restricted shares that vested or will vest in equal installments on each of February 22, 2013, 2014, 2015 and 2016; 17,482 restricted shares that will vest in equal installments on each of July 31, 2013 and 2014; 22,710 restricted shares that will vest in equal installments on each of July 31, 2013, 2014 and 2015; 31,408 restricted shares that will vest in equal installments on each of July 31, 2013, 2014, 2015 and 2016; and 30,300 restricted shares that vested or will vest in equal installments on each of December 31, 2013, 2014, 2015 and 2016;

•

for Ms. Vesy: 6,681 restricted shares that vested or will vest in equal installments on each of January 31, 2013, 2014 and 2015; 5,856 restricted shares that vested or will vest in equal installments on each of January 31, 2013, 2014; 2015 and 2016; 7,020 restricted shares that vested or will vest in equal installments on each of February 22, 2013 and 2014; 2,232 restricted shares that vested or will vest in equal installments on each of February 22, 2013, 2014 and 2015; 3,964 restricted shares that vested or will vest in equal installments on each of February 22, 2013, 2014, 2015 and 2016; 5,380 restricted shares that will vest in equal installments on each of July 31, 2013 and 2014; 6,987 restricted shares that will vest in equal installments on each of July 31, 2013, 2014 and 2015; 9,664 restricted shares that will vest in equal installments on each of July 31, 2013, 2014, 2015 and 2016; and 9,324 restricted shares that vested or will vest in equal installments on each of December 31, 2013, 2014, 2015 and 2016; and

•

for Mr. Kokinchak: Shares granted under the company’s current VSEP as follows (which shares are retained by Mr. Kokinchak notwithstanding his termination of employment with the company effective January 1, 2013 pursuant to the terms of the current VSEP): 12,111 restricted shares that vested or will vest in equal installments on each of January 31, 2013, 2014 and 2015; 10,616 restricted shares that vested or will vest in equal installments on each of January 31, 2013, 2014, 2015 and 2016; 9,750 restricted shares that will vest in equal installments on each of July 31, 2013 and 2014; 12,663 restricted shares that will vest in equal installments on each of July 31, 2013, 2014 and 2015; 17,516 restricted shares that will vest in equal installments on each of July 31, 2013, 2014, 2015 and 2016; and 16,900 restricted shares that vested or will vest in equal installments on each of December 31, 2013, 2014, 2015 and 2016. In addition, the following restricted shares were included in the above table but were cancelled upon Mr. Kokinchak’s termination of employment with the company (effective January 1, 2013): 5,342 restricted shares that vested or will vest in equal installments on each of February 22, 2013 and 2014; 11,184 restricted shares that vested or will vest in equal installments on each of February 22, 2013, 2014 and 2015; and 20,596 restricted shares that vested or will vest in equal installments on each of February 22, 2013, 2014, 2015 and 2016.

(3)	These amounts were calculated based upon the closing price of our common shares on December 31, 2012 of $15.66.

Except as otherwise indicated, the information in the Outstanding Equity Awards at 2012 Fiscal Year-End Table above is provided as of December 31, 2012.

2012 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Daniel B. Hurwitz	0	0	287,123	4,221,488
David J. Oakes	0	0	108,708	1,584,840
Paul W. Freddo	12,048	115,191	79,877	1,185,244
Christa A. Vesy	0	0	23,702	350,479
John S. Kokinchak	55,825	471,411	45,939	678,220

(1)	Computed as the number of shares multiplied by the spread between the exercise price and market price on the exercise date.

(2)	Computed as the number of shares acquired on vesting using the closing price of our common shares on the date of vesting.

2012 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)
Elective Deferred Compensation Plan:
Daniel B. Hurwitz	—	—	50,977	—	493,743
David J. Oakes	25,000	13,687	5,039	—	218,455
Paul W. Freddo	26,400	16,850	21,621	—	181,909
Christa A. Vesy	—	—	—	—	—
John S. Kokinchak	19,000	11,421	8,076	—	109,995

Equity Deferred Compensation Plan:
Daniel B. Hurwitz	886,888	—	494,234	(947,282)	2,325,776
David J. Oakes	599,274	—	707,557	—	3,636,644
Paul W. Freddo	—	—	—	—	—
Christa A. Vesy	—	—	—	—	—
John S. Kokinchak	—	—	15,524	—	69,656

(1)	The amounts reported for our named executive officers in this column for the Elective Deferred Compensation Plan are reported under the “Salary” column of the 2012 Summary Compensation Table above. Amounts reported for the Equity Deferred Compensation Plan are derived from equity awards for which grant date fair values were previously disclosed in our Summary Compensation Tables included in prior years’ proxy statements.

(2)	The amounts reported for our named executive officers in this column are fully reported for each named executive officer in the “All Other Compensation” column of the 2012 Summary Compensation Table above.

(3)	None of the amounts reported for our named executive officers in this column are reported in the 2012 Summary Compensation Table.

(4)	In accordance with their individual deferral elections, Mr. Hurwitz elected to have a prior deferral to the equity deferred compensation plan distributed to him in 2012.

(5)	The amounts reported for our named executive officers in this column have been previously reported as deferred compensation in Summary Compensation Tables included in this and prior years’ proxy statements.

Our nonqualified deferred compensation plans, which include the elective deferred compensation plan and the equity deferred compensation plan, are described more fully in the Compensation Discussion and Analysis under “Other Benefits and Information” above.

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans that will require us to provide compensation and other benefits to the named executive officers in the event of a termination of employment or a change in control of the company. Based on a hypothetical termination and/or change in control occurring on December 31, 2012, the following tables describe the potential payments upon such termination or change in control for each named executive officer under their employment agreement in effect on December 31, 2012. The terms and conditions of the named executive officers’ extended employment agreements, as described above under “Employment Agreements,” will govern any potential payments for actual terminations or a change in control occurring after December 31, 2012. Dashes included in a table indicate that the named executive officer is not entitled to receive a particular benefit.

Daniel B. Hurwitz

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Involuntary or Good Reason Termination (Change in Control)	Disability	Death
Compensation:
Cash Severance(1)	$0	$2,250,000	$0	$2,250,000	$0	$2,500,000
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$1,002,240	$0	$1,002,240	$1,002,240	$1,002,240
Unvested VSEP Awards(3)	$0	$9,966,525	$0	$9,966,525	$9,966,525	$9,966,525
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(4)	$0	$0	$0	$0	$0	$0
Life Insurance Proceeds(5)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(6)	$0	$0	$0	$0	$4,213,793	$0
Outplacement Services	—	—	—	—	—	—
Accrued Vacation(7)	$0	$0	$0	$0	$0	$0

TOTAL:	$0	$13,218,765	$0	$13,218,765	$15,182,558	$13,868,765

(1)	Reported amounts calculated pursuant to the terms of Mr. Hurwitz’s Amended and Restated Employment Agreement and consists of Mr. Hurwitz’s “target” annual bonus for 2012 (except in the case of death, for which the amount consists of a fixed payment amount). Assumes all accrued base salary and bonus has been paid to Mr. Hurwitz.

(2)	Reported amounts consist of Mr. Hurwitz’s 64,000 unvested promotion shares valued at our closing stock price on December 31, 2012 of $15.66 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Hurwitz’s 636,432 unvested award shares under the VSEP valued at our closing stock price on December 31, 2012 of $15.66 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	There was no applicable value for this benefit as of December 31, 2012.

(5)	Reported amount consists of our estimate of the available life insurance death benefit.

(6)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Hurwitz’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2012, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(7)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

David J. Oakes

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Involuntary or Good Reason Termination (Change in Control)	Disability	Death
Compensation:
Cash Severance(1)	$0	$831,250	$0	$1,662,500	$831,250	$831,250
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$0	$0	$1,923,549	$1,923,549	$1,923,549
Unvested VSEP Awards(3)	$0	$2,233,899	$0	$2,233,899	$2,233,899	$2,233,899
Unvested Stock Options(4)	$0	$0	$0	$222,874	$222,874	$222,874
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	$0	$20,000	$0	$30,000	$20,000	$20,000
Life Insurance Proceeds(6)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(7)	$0	$0	$0	$0	$2,422,817	$0
Outplacement Services(8)	$0	$15,000	$0	$15,000	$0	$0
Accrued Vacation(9)	$0	$0	$0	$0	$0	$0

TOTAL:	$0	$3,100,149	$0	$6,087,822	$7,654,389	$5,631,572

(1)	Reported amounts calculated pursuant to the terms of Mr. Oakes’ Amended and Restated Employment Agreement and consist of one times Mr. Oakes’ base salary on December 31, 2012 plus an annual bonus at the “target” level for 2012 (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Oakes’ base salary on December 31, 2012 plus two times Mr. Oakes’ “target” annual bonus for 2012). Assumes all accrued base salary and bonus has been paid to Mr. Oakes.

(2)	Reported amounts consist of Mr. Oakes’ 20,000 unvested promotion shares, plus 102,832 unvested annual equity shares valued at our closing stock price on December 31, 2012 of $15.66 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Oakes’ 142,650 unvested award shares under the VSEP valued at our closing stock price on December 31, 2012 of $15.66 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Oakes’ 93,734 stock options with option exercise prices from $10.11 to $13.86 and the spread calculated based on December 31, 2012 of $15.66 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Oakes’ age and total payments over the benefit term assuming that the disability occurs on December 31, 2012, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

Paul W. Freddo

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Involuntary or Good Reason Termination (Change in Control)	Disability	Death
Compensation:
Cash Severance(1)	$0	$714,000	$0	$1,428,000	$714,000	$714,000
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$0	$0	$792,850	$792,850	$792,850
Unvested VSEP Awards(3)	$0	$2,233,899	$0	$2,233,899	$2,233,899	$2,233,899
Unvested Stock Options(4)	$0	$0	$0	$106,236	$106,236	$106,236
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	$0	$20,000	$0	$30,000	$20,000	$20,000
Life Insurance Proceeds(6)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(7)	$0	$0	$0	$0	$1,708,872	$0
Outplacement Services(8)	$0	$15,000	$0	$15,000	$0	$0
Accrued Vacation(9)	$0	$0	$0	$0	$0	$0

TOTAL:	$0	$2,982,899	$0	$4,605,985	$5,575,857	$4,266,985

(1)	Reported amounts calculated pursuant to the terms of Mr. Freddo’s Employment Agreement and consist of one times Mr. Freddo’s base salary on December 31, 2012 plus an annual bonus for 2012 at the “target” level (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Freddo’s base salary on December 31, 2012 plus two times Mr. Freddo’s “target” annual bonus for 2012). Assumes all accrued base salary and bonus has been paid to Mr. Freddo.

(2)	Reported amounts consist of Mr. Freddo’s 50,629 unvested annual equity shares valued at our closing stock price on December 31, 2012 of $15.66 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Freddo’s 142,650 unvested award shares under the VSEP valued at our closing stock price on December 31, 2012 of $15.66 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Freddo’s 48,700 stock options with option exercise prices from $10.11 to $13.86 and the spread calculated based on our closing stock price on December 31, 2012 of $15.66 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Freddo’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2012, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

Christa A. Vesy

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination	Involuntary Not for Cause or Good Reason Termination	For Cause Termination	Involuntary or Good Reason Termination (Change in Control)	Disability	Death
Compensation:
Cash Severance(1)	$0	$357,006	$0	$714,011	$357,006	$357,006
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$0	$0	$206,962	$206,962	$206,962
Unvested VSEP Awards(3)	$0	$687,349	$0	$687,349	$687,349	$687,349
Unvested Stock Options(4)	$0	$0	$0	$20,923	$20,923	$20,923
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	$0	$20,000	$0	$30,000	$20,000	$20,000
Life Insurance Proceeds(6)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(7)	$0	$0	$0	$0	$3,505,709	$0
Outplacement Services(8)	$0	$15,000	$0	$15,000	$0	$0
Accrued Vacation(9)	$0	$0	$0	$0	$0	$0

TOTAL:	$0	$1,079,355	$0	$1,674,245	$4,797,949	$1,692,240

(1)	Reported amounts calculated pursuant to the terms of Ms. Vesy’s Amended and Restated Employment Agreement and consist of one times Ms. Vesy’s base salary on December 31, 2012 plus an annual bonus for 2012 at the “target” level (except in the case of termination in connection with a change in control, in which case the amount consists of two times Ms. Vesy’s base salary on December 31, 2012 plus two times Ms. Vesy’s “target” annual bonus for 2012). Assumes all accrued base salary and bonus has been paid to Ms. Vesy.

(2)	Reported amounts consist of Ms. Vesy’s 13,216 unvested annual equity shares valued at our closing stock price on December 31, 2012 of $15.66 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Ms. Vesy’s 43,892 unvested award shares under the VSEP valued at our closing stock price on December 31, 2012 of $15.66 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Ms. Vesy’s 8,159 stock options with option exercise prices from $10.11 to $13.86 and the spread calculated based on our closing stock price on December 31, 2012 of $15.66 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Ms. Vesy’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2012, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

John S. Kokinchak

Executive Benefits and Payments Upon Termination	Retirement or Other Voluntary Termination	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary or Good Reason Termination (Change in Control)	Disability	Death
Compensation:
Cash Severance(1)	$0	$553,350	$0	$1,106,700	$553,350	$553,350
Long-term Incentives:
Unvested Restricted Shares(2)	$0	$0	$0	$581,330	$581,330	$581,330
Unvested VSEP Awards(3)	$0	$1,245,847	$0	$1,245,847	$1,245,847	$1,245,847
Unvested Stock Options(4)	$0	$0	$0	$76,708	$76,708	$76,708
Benefits & Perquisites:
Post-Termination Health and Welfare Benefits(5)	$0	$20,000	$0	$30,000	$20,000	$20,000
Life Insurance Proceeds(6)	$0	$0	$0	$0	$0	$400,000
Disability Insurance Proceeds(7)	$0	$0	$0	$0	$2,879,496	$0
Outplacement Services(8)	$0	$15,000	$0	$15,000	$0	$0
Accrued Vacation(9)	$0	$0	$0	$0	$0	$0

TOTAL:	$0	$1,834,197	$0	$3,055,585	$5,356,731	$2,877,235

(1)	Reported amounts calculated pursuant to the terms of Mr. Kokinchak’s Amended and Restated Employment Agreement and consist of one times Mr. Kokinchak’s base salary on December 31, 2012 plus an annual bonus for 2012 at the “target” level (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Kokinchak’s base salary on December 31, 2012 plus two times Mr. Kokinchak’s “target” annual bonus for 2012). Assumes all accrued base salary and bonus has been paid to Mr. Kokinchak.

(2)	Reported amounts consist of Mr. Kokinchak’s 37,122 unvested annual equity shares valued at our closing stock price on December 31, 2012 of $15.66 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Kokinchak’s 79,556 unvested award shares under the VSEP valued at our closing stock price on December 31, 2012 of $15.66 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Kokinchak’s 36,377 stock options with option exercise prices from $10.11 to $13.86 and the spread calculated based on our closing stock price on December 31, 2012 of $15.66 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Kokinchak’s age and total payments over the benefit term assuming that the disability occurs on December 30, 2011, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

The term of Mr. Kokinchak’s Amended and Restated Employment Agreement expired on December 31, 2012 and was not renewed. Mr. Kokinchak’s employment with the company terminated effective January 1, 2013. Other than the unvested VSEP awards, none of the amounts set forth in this table were payable to Mr. Kokinchak upon his termination of employment.

Change in Control Agreements.    Mr. Hurwitz’s employment agreement includes provisions regarding the payments and benefits to which he is entitled in certain circumstances in the event of a change in control. For more information, see the “Executive Compensation Tables and Related Disclosure — Employment Agreements — Employment Agreement with Mr. Hurwitz” section above.

Under the employment agreements for the other named executive officers, benefits are payable by us if a “Triggering Event” occurs within two years after a “Change in Control.” Payments for all named executive officers are only triggered if both (1) a change in control occurred and (2) the officer is terminated or effectively terminated, or actions are taken that materially and adversely impacted the officer’s position with us or his or her compensation. A “Triggering Event” occurred if within two years after a change in control:

•	we terminated the employment of the named executive officer, other than in the case of a “Termination For Cause” (as defined in the applicable change in control agreement);

•

we reduced the named executive officer’s title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the change in control, and the officer then terminated his or her employment with us;

•

we assigned the named executive officer duties that were inconsistent with the duties assigned to the named executive officer on the date on which the change in control occurred and which duties we persisted in assigning to the named executive officer despite the prior written objection of that officer, and the officer then terminated his or her employment with us;

•

we (1) reduced the named executive officer’s base salary, his or her annual performance-based cash bonus percentages of salary, his or her group health, life, disability or other insurance programs (including any such benefits provided to the named executive officer’s family), his or her pension, retirement or profit-sharing benefits or any benefits provided by our equity-based award plans or any substitute therefore, (2) excluded him or her from any plan, program or arrangement in which our other executive officers are included, (3) established criteria and factors to be achieved for the payment of annual performance bonus compensation that are substantially different than the criteria and factors established for our other similar executive officers, or (4) failed to pay the named executive officer any annual performance bonus compensation to which the named executive officer was entitled through the achievement of the criteria and factors established for the payment of such bonus, and the officer then terminated his or her employment with us; or

•

we required the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio or any approved remote office, and the officer then terminated his or her employment with us.

A “Change in Control” occurs if:

•

any person or group of persons, acting alone or together with any of its affiliates or associates, acquired a legal or beneficial ownership interest, or voting rights, in 30% or more of the outstanding common shares;

•

at any time during a period of two years, individuals who were our directors at the beginning of the period no longer constituted a majority of the members of our Board unless the election, or the nomination for election by our shareholders, of each director who was not a director at the beginning of the period was approved by at least two-thirds of the directors who were in office at the time of the election or nomination and were directors at the beginning of the period;

•

a record date is established for determining our shareholders entitled to vote upon (1) a merger or consolidation with another real estate investment trust, partnership, corporation or other entity in which we are not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (2) a sale or other disposition of all or substantially all of our assets, or (3) the dissolution of the company; or

•

our Board or our shareholders approves a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the company.

Upon the occurrence of a Triggering Event, we are required to pay the named executive officer an amount equal to the sum of two times the then-effective annual salary and the annual performance bonus at the target level payable to the officer. In addition, we agree to provide continued insurance benefits that are comparable to or better than those provided to the named executive officer at the time of the Change in Control until the earlier of two years from the date of the Triggering Event and the date the named executive officer becomes eligible to receive comparable or better benefits from a new employer and outplacement services for a period of up to one year.

Compensation of Directors

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
(a)	(b)	(c)	(d)
Terrance R. Ahern	207,503	114,320	321,823
James C. Boland	137,513	114,320	251,833
Thomas Finne	75,625	131,203	206,828
Robert H. Gidel	45,000	196,833	241,833
Volker Kraft	71,875	129,949	201,824
Rebecca L. Maccardini	93,750	133,084	226,834
Victor B. MacFarlane	132,506	114,320	246,826
Craig Macnab	—	236,845	236,845
Scott D. Roulston	127,500	114,320	241,820
Barry A. Sholem	93,750	133,084	226,834

(1)	All or a portion of the fees listed for Messrs. Ahern, Boland and MacFarlane were deferred into the Directors’ Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

(2)	The amounts reported in column (c) reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, for stock awards granted to the non-employee directors in 2012. The grant date fair value of the stock awards issued to each non-employee director in fiscal year 2012 is reflected in this column.

Director Compensation During 2012.    In February 2012 and upon the recommendation of the Executive Compensation Committee, our Board elected to change the annual retainer portion of the compensation structure for directors in order to better align the interests of our directors with those of our shareholders. Beginning with the quarterly installment in May 2012, the annual retainer portion of the director’s compensation was changed by reducing the cash portion to $50,000 per year, paid quarterly and granting each director 8,000 shares following the annual meeting of shareholders in each year commencing May 14, 2012 (the “Stock Retainer Fee”). The Stock Retainer Fee vests in full upon grant. Non-chair members of the Audit Committee and the Executive Compensation Committees received $25,000 as an annual fee for their service on each committee. Non-chair members of the Nominating and Corporate Governance Committee received an annual fee of $20,000 for their service on this committee. Persons who chaired the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee were entitled to receive an annual fee of $40,000, $40,000 and $30,000, respectively, for services rendered on these committees. The Chairman of the Board received an annual fee of $100,000 for service as Chairman of the Board. The fees for members of the Dividend Declaration Committee were also eliminated

Director Compensation through May 14, 2012.    Prior to the quarterly installment in May 2012, our non-employee directors received a quarterly, pro rata portion of an annual retainer of $125,000. The annual retainer was paid in either cash or our common shares, at the director’s election, provided that not less than 50% of the fees payable to non-employee directors was paid in the form of our common shares or common share equivalents, as described below. All committee fees for the members and chairs of the Audit, Executive Compensation and Nominating and Corporate Governance Committees were the same as those described above, as were the fees for Chairman of the Board. Non-management members of the Dividend Declaration Committee received an annual fee of $10,000 for service on this committee.

No less than 50% of the total of each director’s annual retainer and annual Board committee fees (and annual lead director fee, if applicable) were received in the form of our common shares or deferred into the directors’ deferred compensation plan. Under the directors’ deferred compensation plan, deferred fees are converted into units that are the equivalent of common shares, although the units do not have voting rights. Fees were paid to committee members, the respective committee chairs, and the Chairman of Board in quarterly installments. The number of common shares (or common share equivalents under the directors’ deferred compensation plan) issued quarterly was determined by converting one-fourth of the value of the annual fees or retainers that each director elected to receive in the form of common shares (or deferred under the directors’ deferred compensation plan) into common shares (or common share equivalents under the directors’ deferred compensation plan) based on the fair market value of the common shares on the business day preceding the date of the issuance. These common shares were 100% vested on the date of issuance. Each non-employee director was also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the non-employee directors’ duties.

Directors’ Deferred Compensation Plan.    Non-employee directors have the right to defer all or a portion of their fees pursuant to our directors’ deferred compensation plan. Our directors’ deferred compensation plan is an unsecured, general obligation of the company. Participants’ contributions are converted to units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share without voting rights. Settlement of units is made in cash, common shares or a combination of both (as determined by the plan administrators) at a date determined by the participant at the time a deferral election is made. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plans. Common shares equal to the number of units credited to participants’ accounts under the plans are contributed to the “rabbi” trust. In the event of our insolvency, the assets of the “rabbi” trust are available to general creditors. Messrs. Ahern, Boland, MacFarlane and Roulston elected to defer all or a portion of their 2012 fees pursuant to our directors’ deferred compensation plan. During their terms as directors, Messrs. Ahern, Boland, MacFarlane, Macnab and Roulston have deferred compensation represented by the following number of units:

Name	Number of Units under the Directors’ Deferred Compensation Plan as of December 31, 2012	Value of Units as of the Year Ended December 31, 2012 ($)
Terrance R. Ahern	132,663	2,077,508
James C. Boland	8,893	139,271
Victor B. MacFarlane	94,484	1,479,626
Craig Macnab	18,494	289,623
Scott D. Roulston	23,912	374,468

Equity Deferred Compensation Plan.    Prior to 2006, directors received a portion of their fees in restricted shares and a portion of their fees in cash. Directors had the right to defer the vesting of the restricted shares pursuant to an equity deferred compensation plan. During their terms as directors prior to 2006, Messrs. Ahern, MacFarlane and Macnab have deferred compensation into the equity deferred compensation plan represented by the following number of units:

Name	Number of Units under the Equity Deferred Compensation Plan	Value of Units as of the Year Ended December 31, 2012 ($)
Terrance R. Ahern	1,029	16,114
Victor B. MacFarlane	1,029	16,114
Craig Macnab	347	5,434

Vested deferred stock units under the equity deferred compensation plan will not be distributed to participants until the end of the deferral period selected by each participant.

Stock Ownership Guidelines During 2012

In February 2012, our Board adopted new stock ownership guidelines for non-employee directors effective May 2012. Under the new stock ownership guidelines, each non-employee director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer fee paid to a director no later than the fifth anniversary of the June 1st following the date restricted shares or common shares comprising a component of the director’s compensation are first granted to the director, or, if the director is elected or appointed to our Board other than at the annual meeting, the date such director has received compensation for five years of service, and on each June 1 thereafter. Our Board established this particular level of stock ownership for our non-employee directors because it is reasonable evidence of our continuing commitment to have the interests of our non-employee directors aligned with the investment interests of our shareholders. Notwithstanding the foregoing and unless otherwise approved by the Nominating and Corporate Governance Committee, each non-employee director is required to own one-fifth of the requisite value of common shares and common share equivalents on the date such director has received compensation for one year of service as a director, two-fifths of the requisite value on the date such director has received compensation for two years of service, three-fifths of the requisite value on the date such director has received compensation for three years of service, and four-fifths of the requisite value on the date such director has received compensation for four years of service. Unvested restricted shares and shares or common shares deferred into our equity deferred compensation plan will count as common share equivalents toward satisfying the stock ownership guidelines.

CERTAIN TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We have a written policy regarding the review and approval of related party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to the Executive Vice President and General Counsel. The policy applies to our directors, nominees for directors, officers and employees; subsidiaries and joint venture partners; significant shareholders (generally holding as a beneficial owner 5% or more of our voting securities) of us or of our subsidiaries or joint venture partners; family members (such as spouse, parent, stepparent, children, stepchildren, sibling, mother or father-in-law, son or daughter-in-law or sister or brother-in-law of such person or anyone residing in such person’s home) and close friends of directors, nominees for directors, officers, employees or significant shareholders; entities in which a director, nominee for director, officer or employee (or a family member or close friend of such person) has a significant interest or holds an employment, management or board position; provided, however, ownership of less than 1% of a publicly-traded entity will not be deemed a significant interest; trusts for the benefit of employees, such as profit-sharing, deferred compensation or retirement fund trusts, that are managed by or under the trusteeship of management; or any other party who directly or indirectly controls, is controlled by or under common control with us (or its subsidiaries) (“control” means the power to direct or cause the direction of the management and policies of an entity through ownership, contract or otherwise). The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by the Nominating and Corporate Governance Committee to determine if the proposed transaction would constitute a related party transaction. If the committee determines that the proposed transaction would be a related party transaction, it will make a recommendation to our Board. All related party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Board pursuant to the policy and reviewed annually with the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all officers, directors, and greater than 10% beneficial owners filed the required reports on a timely basis, except for one Form 4 reporting one transaction in 2011 for Mr. Kokinchak.

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO OUR

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

FROM 500,000,000 TO 600,000,000, WHICH RESULTS IN

AN INCREASE IN THE TOTAL NUMBER OF AUTHORIZED SHARES

FROM 511,000,000 TO 611,000,000

Our Board of Directors has unanimously approved and recommended that our shareholders approve an amendment to our Second Amended and Restated Articles of Incorporation (or Articles) to increase the number of authorized common shares from 500,000,000 to 600,000,000, which will result in an increase in the total number of authorized from 511,000,000 to 611,000,000. Currently, we have 500,000,000 authorized common shares. As of March     , 2013, there were                 common shares issued and outstanding, and                 treasury shares. In addition, we also had                 common shares reserved as of March     , 2013 for issuance: (1) in connection with our outstanding convertible senior notes; (2) under our equity-based award plans; (3) in settlement of outstanding equity awards; and (4) upon conversion of our 6.50% Class J Cumulative Redeemable Preferred Shares.

Our Board of Directors believes that the proposed increase in authorized common shares is desirable to enhance our flexibility in taking possible future actions, such as equity financings, corporate mergers, acquisitions, stock splits, stock dividends, equity compensation awards or other corporate purposes. The proposed amendment will enable us to accomplish these objectives in a timely manner. Our Board of Directors determines whether, when and under what terms to issue authorized common shares, without further shareholder approval except as may be required by law, regulation or the rules of any national securities exchange on which the common shares are then traded. There are currently no plans or arrangements for the use of the additional authorized common shares.

The full text of Article Fourth of the Articles, as it is proposed to be amended, is set forth below, marked to show changes from the current provision contained in the Articles:

FOURTH: The authorized number of shares of the Corporation is ~~511,000,000~~ 611,000,000, consisting of ~~500,000,000~~ 600,000,000 common shares, $0.10 stated value per share (hereinafter call “Common Shares”), 750,000 Class A Cumulative Preferred Shares, without par value (hereinafter called “Class A Shares”), 750,000 Class B Cumulative Preferred Shares, without par value (hereinafter called “Class B Shares”), 750,000 Class C Cumulative Preferred Shares without par value (hereinafter called “Class C Shares”) 750,000 Class D Cumulative Preferred Shares, without par value (hereinafter called “Class D Shares”), 750,000 Class E Cumulative Preferred Shares, without par value (hereinafter called “Class E Shares”), 750,000 Class F Cumulative Preferred Shares, without par value (hereinafter called “Class F Shares”), 750,000 Class G Cumulative Preferred Shares, without par value (hereinafter called “Class G Shares”), 750,000 Class H Cumulative Preferred Shares, without par value (hereinafter called “Class H Shares”), 750,000 Class I Cumulative Preferred Shares, without par value (hereinafter called “Class I Shares”), 750,000 Class J Cumulative Preferred Shares, without par value (hereinafter called “Class J Shares”), 750,000 Class K Cumulative Preferred Shares, without par value (hereinafter called “Class K Shares”), 750,000 Noncumulative Preferred Shares, without par value (hereinafter Called “Noncumulative Shares”), and 2,000,000 Cumulative Voting Preferred Shares, with par value (hereinafter called “Voting Preferred Shares”). The Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares and Voting Preferred Shares are sometimes collectively referred to herein as the “Cumulative Shares.”

The additional common shares to be authorized will have rights identical to our currently outstanding common shares. The proposed amendment will not affect any series of our preferred shares.

Our Articles provide that shareholders do not have preemptive rights to subscribe to additional securities which we may issue. If we issue additional common shares or other securities convertible into common shares in the future, it could dilute the voting rights, equity, earnings per share and book value per share attributable to present shareholders.

The Board of Directs Recommends That Shareholders Vote FOR the Approval of the Amendment of Our Second Amended and Restated Articles of Incorporation to Increase the Number of Authorized Common Shares from 500,000,000 to 600,000,000, Which Results in an Increase in the Total Number of Authorized Shares from 511,000,000 to 611,000,000.

PROPOSAL THREE: APPROVAL OF AN

AMENDMENT TO OUR AMENDED AND RESTATED CODE OF REGULATIONS TO PERMIT THE BOARD OF DIRECTORS TO AMEND OUR CODE OF REGULATIONS

IN ACCORDANCE WITH OHIO LAW

Our Amended and Restated Code of Regulations currently requires that all amendments be approved by shareholders. Many jurisdictions, such as Delaware, have historically allowed the board of directors of a corporation to amend the corporate bylaws (which are the Delaware law counterpart to Ohio regulations) without shareholder approval. Until 2006, the Ohio Revised Code did not permit directors of Ohio corporations to amend the corporate regulations. In 2006, however, the Ohio Revised Code was amended to allow boards of directors of Ohio corporations to make certain amendments to the corporate regulations without shareholder approval, so long as those amendments do not divest or limit the shareholders’ power to adopt, amend or repeal the regulations.

If this management proposal is approved, our Amended and Restated Code of Regulations will be amended to allow the Board to amend the Regulations to the extent permitted by Ohio law. Accordingly, the Board of Directors would be able to make ministerial and other changes to the Amended and Restated Code of Regulations without the time-consuming and expensive process of seeking shareholder approval, which would continue to be required if the proposal is not approved. If this management proposal is approved, we will be required to promptly notify shareholders of any amendments that the Board makes to the Amended and Restated Code of Regulations by sending a notice to shareholders of record as of the date of the adoption of the amendment, or by filing a report with the SEC.

The Ohio Revised Code imposes certain limitations that prohibit directors from amending corporate regulations to modify certain substantive rights of shareholders. For example, directors may not adopt amendments to corporate regulations that require greater than a majority vote of shareholders to remove directors without cause or prohibit shareholders from taking action without a meeting. Accordingly, while the proposed amendment to our Amended and Restated Code of Regulations will give us flexibility to make ministerial and other changes, shareholders will still have the protections afforded to them under the Ohio Revised Code.

The full text of Article XI of the Amended and Restated Code of Regulations, as it is proposed to be amended, is set forth below, marked to show changes from the current provision contained in the Amended and Restated Code of Regulations.

“Article XI. Amendments. This Code of Regulations may be amended, or new regulations may be adopted, (i) at any meeting of shareholders called for such purpose by the affirmative vote of, or without a meeting by the written consent of, the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal or (ii) by the Board of Directors, to the extent permitted by Chapter 1701 of the Ohio Revised Code.”

Approval of this management proposal will require the affirmative vote of the holders of a majority of the outstanding shares of the company. Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR this management proposal. Abstentions and broker non-votes will have the same effect as votes cast against the proposal.

The Board of Directs Recommends That Shareholders Vote FOR the Amendment of Our Amended and Restated Code of Regulations to Permit the Board of Directors to Amend our Code of Regulations in Accordance with Ohio Law.

PROPOSAL FOUR: RATIFICATION OF THE SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS

FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2013

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2012 and is expected to be retained to do so in 2013. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Fees Paid to PricewaterhouseCoopers LLP.    The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and 2011.

	2012	2011
Audit fees(1)	$2,318,779	$1,759,816
Audit-related fees(2)	$770,793	$1,672,669
Tax fees(3)	$308,160	$482,573
All other fees(4)	$1,940	$1,940

Total	$3,399,672	$3,916,998

(1)	Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement related services performed pursuant to SEC filing requirements. Of these amounts, the registration-related services were $226,006 and $93,323 for 2012 and 2011, respectively.

(2)	Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits. Several of our joint venture agreements and loan agreements require the engagement of an independent registered public accounting firm to perform audit-related services.

(3)	Tax fees consisted of fees billed for professional services rendered for tax compliance and tax consulting services. The tax compliance services for 2012 and 2011 were $207,900 and $244,250, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)	All other fees consisted of fees billed for other products and services. The fees billed in 2012 and 2011 primarily related to software licensing for accounting and professional standards.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.    The Audit Committee has a policy for the pre-approval of audit and permissible non-audit services pursuant to which the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence.    The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Our Board Recommends That Shareholders Vote FOR the Ratification of the Selection of PricewaterhouseCoopers LLP As Our Independent Accountants for Our Fiscal Year Ending December 31, 2013.

PROPOSAL FIVE: SHAREHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our proxy statement for the 2013 Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this proxy statement. The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. Before you vote, please review the “Executive Summary” section, as well as the rest, of our Compensation Discussion and Analysis above and the tabular and narrative disclosure that follows the Compensation Discussion and Analysis. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Executive Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board. However, the Board values the views of its shareholders. The Board and Executive Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2014 annual meeting of shareholders.

2012 Executive Compensation Program

We believe you should vote “FOR” our named executive officer compensation, which, as described more fully in Compensation Discussion and Analysis, we have designed to help us:

•	pay for performance, by providing incentives to our named executive officers to deliver a superior return to shareholders through operational performance and share price appreciation; and

•

attract and retain leading industry talent, who will be able to deliver superior returns by adopting and executing a strategy that provides opportunity to retailers, complements our core competencies and enables us to take advantage of new business opportunities.

For 2012, as further described above in Compensation Discussion and Analysis, we made executive compensation decisions to help us reward the achievement of our financial and strategic objectives by linking these decisions to our key performance metrics of:

•	Same Store EBITDA;

•	relative total shareholder return; and

•	the achievement of clearly articulated individual objectives.

We believe you should vote “FOR” the compensation of our named executive officers because the compensation actually earned by our named executive officers for 2012 performance, as described in this proxy statement, was aligned with both our pay for performance philosophy and our actual 2012 performance.

For These Reasons, Our Board Recommends That Shareholders Vote FOR the Approval, On an Advisory Basis, of the Compensation of Our Named Executive Officers, as Disclosed in the Compensation Discussion and Analysis, Compensation Tables and Related Narratives and Descriptions of this Proxy Statement for the Annual Meeting.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Any shareholder proposals intended to be presented at our 2014 annual meeting of shareholders must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before December , 2013, for inclusion in our proxy statement and form of proxy relating to the 2014 annual meeting of shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our proxy statement for our 2014 annual meeting of shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February     , 2014. Even if proper notice is received on or prior to February     , 2014, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the accompanying annual report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions to us by calling Samir Khanal, Senior Director of Investor Relations, at (216) 755-5500, or by writing to DDR Corp., Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

OTHER MATTERS

Shareholders and other interested parties may send written communications to our Board or the non-management directors as a group by mailing them to our Board, c/o Corporate Secretary, DDR Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management directors as a group, as applicable.

Shareholders may vote either by completing, properly signing and returning the accompanying proxy card via mail, by telephone or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your proxy card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign and return the proxy card but do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board: (1) to elect Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Rebecca L. Maccardini, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston and Barry A. Sholem as directors; (2) to approve the increase in authorized shares; (3) to approve the amendment to our Amended and Restated Code of Regulations; (4) to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending December 31, 2013; and (5) to approve, on an advisory basis, the compensation of the company’s named executive officers. For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact Samir Khanal, Senior Director of Investor Relations, at (216) 755-5500 or at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion. As of the date of this proxy statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this proxy statement.

By order of the Board of Directors,

DAVID E. WEISS

Secretary

Dated: March     , 2013

PRELIMINARY COPY - SUBJECT TO COMPLETION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time on May 13, 2013.

Vote by Internet
• Go to www.envisionreports.com/ddr
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Terrance R. Ahern	☐	☐	☐	02 - James C. Boland	☐	☐	☐	03 - Thomas Finne	☐	☐	☐

04 - Robert H. Gidel	☐	☐	☐	05 - Daniel B. Hurwitz	☐	☐	☐	06 - Volker Kraft	☐	☐	☐

07 - Rebecca L. Maccardini	☐	☐	☐	08 - Victor B. MacFarlane	☐	☐	☐	09 - Craig Macnab	☐	☐	☐

10 - Scott D. Roulston	☐	☐	☐	11 - Barry A. Sholem	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2.   Approval of an Amendment to the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized common shares from 500,000,000 to 600,000,000, which results in an increase in the total number of authorized shares of the Company from 511,000,000 to 611,000,000.

	☐	☐	☐	3. Approval of an Amendment to the Company’s Amended and Restated Code of Regulations to permit the Board of Directors to amend the Code of Regulations in accordance with Ohio law.	☐	☐	☐

4. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2013.	☐	☐	☐	5. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

PRELIMINARY COPY - SUBJECT TO COMPLETION

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The DDR Corp. Proxy Statement and the 2012 Annual Report to Shareholders are available at: www.envisionreports.com/ddr

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DDR CORP.	+

Annual Meeting of Shareholders – May 14, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints David J. Oakes, David E. Weiss and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the DDR Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 14, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 THROUGH 5.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B AND, IF APPLICABLE, C ON BOTH SIDES OF THIS CARD.	+